Exhibit 10.1

EXECUTION VERSION

Published CUSIP Numbers:
DEAL CUSIP: 01881CAE5
REVOLVER CUSIP: 01881CAF2
TERM LOAN A FACILITY CUSIP: 01881CAG0
TERM LOAN B FACILITY CUSIP: 01881CAH8
THIRD AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of November 1, 2013
among
ALLIANT TECHSYSTEMS INC.,
as the Borrower,
BANK OF AMERICA, N.A.,as Administrative Agent
and
The Lenders Party Hereto
THE BANK OF TOKYO‑MITSUBISHI UFJ, LTD.
RBC CAPITAL MARKETS
SUNTRUST ROBINSON HUMPHREY, INC.
U.S. BANK NATIONAL ASSOCIATION
WELLS FARGO BANK NATIONAL ASSOCIATION
as Co‑Syndication Agents
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
THE BANK OF TOKYO‑MITSUBISHI UFJ, LTD.
RBC CAPITAL MARKETS
SUNTRUST ROBINSON HUMPHREY, INC.
U.S. BANK NATIONAL ASSOCIATION
WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers
and
Joint Bookrunning Managers
CITIBANK, N.A.
FIFTH THIRD BANK
JPMORGAN CHASE BANK, N.A.
MORGAN STANLEY BANK, N.A.
PNC BANK, NATIONAL ASSOCIATION
REGIONS BANK
SUMITOMO MITSUI BANKING CORPORATION
as Co-Documentation Agents

Alliant Techsystems Inc. Credit Agreement

* * *

Alliant Techsystems Inc. Credit Agreement

3.05	Compensation for Losses	84
3.06	Matters Applicable to all Requests for Compensation	85
3.07	Survival	85
ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01	Conditions of Restatement	85
4.02	Conditions to all Credit Extensions	88
ARTICLE V REPRESENTATIONS AND WARRANTIES
5.01	Existence, Qualification and Power; Compliance with Laws	89
5.02	Authorization; No Contravention	89
5.03	Governmental Authorization; Other Consents	89
5.04	Binding Effect	90
5.05	Financial Statements; No Material Adverse Effect	90
5.06	Litigation	90
5.07	No Default	90
5.08	Ownership of Property; Liens; Investments	91
5.09	Environmental Matters	91
5.10	Insurance	92
5.11	Taxes	92
5.12	ERISA Compliance	92
5.13	Subsidiaries; Equity Interests	93
5.14	Margin Regulations; Investment Company Act	94
5.15	Disclosure	94
5.16	Sanctions	94
5.17	Intellectual Property; Licenses, Etc.	94
5.18	Solvency	95
5.19	Casualty, Etc.	95
5.20	Perfection, Etc.	95
5.21	Designated Senior Indebtedness	95
5.22	Loan Parties Consolidated Assets	95
ARTICLE VI AFFIRMATIVE COVENANTS
6.01	Financial Statements	95
6.02	Certificates; Other Information	96
6.03	Notices	99
6.04	Payment of Obligations	99
6.05	Preservation of Existence, Etc.	100
6.06	Maintenance of Properties	100
6.07	Maintenance of Insurance	100
6.08	Compliance with Laws	100

Alliant Techsystems Inc. Credit Agreement

6.09	Books and Records	100
6.10	Inspection Rights	100
6.11	Use of Proceeds	101
6.12	Covenant to Guarantee Obligations and Give Security	101
6.13	Further Assurances	103
6.14	[Reserved]	103
6.15	Conditions Subsequent to the Restatement Closing Date	104
6.16	Assignable Government Contract Claims	104
6.17	Preparation of Environmental Reports	104
ARTICLE VII NEGATIVE COVENANTS
7.01	Liens	105
7.02	Indebtedness	107
7.03	Investments	109
7.04	Fundamental Changes	111
7.05	Dispositions	112
7.06	Restricted Payments	113
7.07	Change in Nature of Business	114
7.08	Transactions with Affiliates	114
7.09	Burdensome Agreements	115
7.10	Financial Covenants	115
7.11	Loan Parties Consolidated Assets	116
7.12	Amendments of Organization Documents	116
7.13	Accounting Changes	116
7.14	Prepayments, Etc. of Indebtedness	116
7.15	Amendment, Etc. of Related Documents	116
7.16	Speculative Transactions	116
7.17	Material Contracts	116
7.18	No Other Designated Senior Indebtedness	116
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES
8.01	Events of Default	117
8.02	Remedies upon Event of Default	119
8.03	Application of Funds	119
ARTICLE IX ADMINISTRATIVE AGENT AND OTHER AGENTS
9.01	Appointment and Authority	121
9.02	Rights as a Lender	121
9.03	Exculpatory Provisions	121
9.04	Reliance by Administrative Agent	122
9.05	Delegation of Duties	123

Alliant Techsystems Inc. Credit Agreement

9.06	Resignation of Administrative Agent	123
9.07	Non‑Reliance on Administrative Agent and Other Lenders	124
9.08	Administrative Agent May File Proofs of Claim	124
9.09	Collateral and Guaranty Matters	125
9.10	Other Agents; Arrangers and Managers	126
ARTICLE X MISCELLANEOUS
10.01	Amendments, Etc.	126
10.02	Notices and Other Communications; Facsimile Copies	128
10.03	No Waiver; Cumulative Remedies	131
10.04	Expenses; Indemnity; Damage Waiver	131
10.05	Payments Set Aside	134
10.06	Successors and Assigns	134
10.07	Confidentiality	140
10.08	Setoff	141
10.09	Interest Rate Limitation	142
10.10	Counterparts	142
10.11	Integration	142
10.12	Survival of Representations and Warranties	142
10.13	Severability	143
10.14	Tax Forms	143
10.15	No Advisory or Fiduciary Responsibility	146
10.16	Replacement of Lenders	146
10.17	Governing Law	147
10.18	Waiver of Right to Trial by Jury	147
10.19	Binding Effect	147
10.20	USA PATRIOT Act Notice	148

Alliant Techsystems Inc. Credit Agreement

SCHEDULES

1	Guarantors

1.01	Existing Letters of Credit

2.01	Commitments and Pro Rata Shares

5.03	Certain Authorizations

5.08(c)	Owned Real Property

5.09(c)	Treatment, Storage and Disposal Facilities

5.13	Subsidiaries and Other Equity Investments

6.15	Post‑Closing Matters

7.01(b)	Existing Liens

7.02(e)	Existing Indebtedness

7.03(d)	Existing Investments

10.02	Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS
Form of

A	Committed Loan Notice

B	Swing Line Loan Notice

C‑1	Term A Note

C‑2	Term B Note

C‑3	Revolving Credit Note

D	Compliance Certificate

E	Assignment and Assumption

F	Guaranty

G	Security Agreement

H	[RESERVED]

I	Solvency Certificate

J	Counsel to Loan Parties

K	Incremental Term Facility Supplement

L	Joinder Agreement

M‑1	Form of U.S. Tax Compliance Certificate for Non‑U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes

M‑2	Form of U.S. Tax Compliance Certificate for Non‑U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes

M‑3	Form of U.S. Tax Compliance Certificate for Non‑U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes

M‑4	Form of U.S. Tax Compliance Certificate for Non‑U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes

N	Reorganization Transactions

v
Alliant Techsystems Inc. Credit Agreement

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of November 1, 2013, among Alliant Techsystems Inc., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), each Swing Line Lender (as hereinafter defined) party hereto, each L/C Issuer (as hereinafter defined) party hereto, BANK OF AMERICA, N.A., as Administrative Agent (as hereinafter defined), THE BANK OF TOKYO‑MITSUBISHI UFJ, LTD., RBC CAPITAL MARKETS, SUNTRUST ROBINSON HUMPHREY, INC., U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO BANK NATIONAL ASSOCIATION, as Co‑Syndication Agents, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, THE BANK OF TOKYO‑MITSUBISHI UFJ, LTD., RBC CAPITAL MARKETS, SUNTRUST ROBINSON HUMPHREY, INC., U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO SECURITIES, LLC, as Joint Lead Arrangers and Joint Bookrunning Managers, and CITIBANK, N.A., FIFTH THIRD BANK, JPMORGAN CHASE BANK, N.A., MORGAN STANLEY BANK, N.A., PNC BANK, NATIONAL ASSOCIATION, REGIONS BANK AND SUMITOMO MITSUI BANKING CORPORATION, as Co-Documentation Agents.
PRELIMINARY STATEMENTS:
The Borrower has entered into the Second Amended and Restated Credit Agreement, dated as of October 7, 2010 (the “Existing Credit Agreement”) with Bank of America, N.A., as administrative agent, the lenders named therein (the “Existing Lenders”) and the other parties thereto.
Pursuant to the Bushnell Stock Purchase Agreement, the Borrower has agreed to purchase all of the equity interests of Bushnell from MidOcean Bushnell Holdings, L.P., a Delaware limited partnership.
In order to finance the Bushnell Acquisition and to finance its ongoing working capital and general corporate purposes, the Borrower has requested, and the Lenders have agreed, to further amend and restate the Existing Credit Agreement in order to permit the Lenders to extend credit subject to the conditions set forth herein in the form of (a) Term Loans to the Borrower as provided herein and (b) Revolving Credit Loans to the Borrower as provided herein and ending on the Maturity Date of which, at any time, not more than (i) $300,000,000 in aggregate principal, notional or stated amount may be in the form of L/C Credit Extensions provided by the L/C Issuers, and (ii) $40,000,000 in aggregate principal amount may be in the form of Swing Line Loans provided by the Swing Line Lenders.
By execution of this Agreement, each of the Lenders shall be deemed to have assumed from each of the Existing Lenders, as of the Restatement Closing Date, an undivided interest in all of the rights and obligations of the Existing Lenders under the Existing Credit Agreement such that, after giving effect to such sale and assignment as of the Restatement Closing Date, the Commitments of and the amount of Borrowings owing to each of the Lenders will be set forth on Schedule 2.01.

Alliant Techsystems Inc. Credit Agreement

In consideration of the mutual covenants and agreements herein contained and subject to the satisfaction of the conditions set forth in Section 4.01, the parties hereto agree to amend and restate the Existing Credit Agreement, in its entirety, as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means, as to any Person, the purchase or other acquisition (in one transaction or a series of transactions, including through a merger) of not less than 75% of the Equity Interests of another Person or all or substantially all of the property, assets or business of another Person or of the assets constituting a business unit, line of business or division of another Person.
“Act” has the meaning specified in Section 10.20 hereof.
“Additional Revolving Credit Lender” means any Eligible Assignee who agrees to provide Revolving Credit Commitments in accordance with the provisions of Section 2.14 in connection with a request for a Revolving Credit Commitment Increase.
“Additional Term Loan Lender” means any Eligible Assignee who agrees to provide Term Commitments in respect of one of the Term Facilities in accordance with the provisions of Section 2.15 in connection with a request for a Term Commitment Increase.
“Administrative Agency Fee Letter” means the letter agreement dated September 18, 2013, between the Borrower and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

Alliant Techsystems Inc. Credit Agreement

“Agent Parties” has the meaning specified in Section 10.02(d).
“Agents” means, collectively, the Administrative Agent, the Co‑Syndication Agents, the Co-Documentation Agents and any other “collateral agent” appointed pursuant to Section 9.01(b) and for purposes of the Mortgages, any “supplemental collateral agent”.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” has the meaning specified in the introductory paragraph hereto.
“All‑In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a eurodollar rate or base rate “floor”, or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4‑year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All‑In Yield” shall not include arrangement fees, structuring fees, underwriting fees and similar fees not paid generally to all lenders of such Indebtedness.
“Alternative Currency” means each of Euro, Sterling, Yen and any other currency that is readily available and freely transferable and convertible into Dollars that is approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and the applicable L/C Issuer.
“Applicable Rate” means for any day, (a) in case of the Revolving Credit Loans and the Term A Loans, with respect to Base Rate Loans and Eurodollar Rate Loans, and the commitment fee payable in respect of the unutilized portion of the Revolving Credit Facility, the applicable rate per annum set forth below in the grid captioned “Revolving Credit Facility and Term A Facility – Applicable Rate”, under the captions “Base Rate Percentage”, “Eurodollar Percentage” or “Commitment Fee” cited therein, as the case may be, based upon the Senior Secured Credit Rating, (b) in the case of the Term B Loans, 1.75%, with respect to Base Rate Loans and 2.75%, with respect to Eurodollar Rate Loans, and (c) in the case of any Incremental Term Loans, the applicable rate per annum set forth in the applicable Incremental Term Facility Supplement for Base Rate Loans and Eurodollar Rate Loans:

Revolving Credit Facility and Term A Facility – Applicable Rate
Pricing Level	Senior Secured Credit Ratings (Moody’s/S&P/Fitch)	Commitment Fee	Eurodollar Percentage	Base Rate Percentage
1	Baa2 / BBB / BBB or higher	0.25%	1.75%	0.75%
2	Baa3 / BBB‑ / BBB‑	0.30%	2.00%	1.00%
3	Ba1 / BB+ / BB+	0.35%	2.25%	1.25%
4	Ba2 / BB / BB	0.35%	2.50%	1.50%
5	Ba3 / BB‑ / BB‑ or lower or no Senior Secured Credit Rating	0.45%	2.75%	1.75%

Alliant Techsystems Inc. Credit Agreement

The Applicable Rate applicable to the Revolving Credit Loans, the Term A Loans and the commitment fee payable in respect of the unutilized portion of the Revolving Credit Facility shall initially be determined by reference to Pricing Level 2 above. Any increase or decrease in the Applicable Rate resulting from a change in the Senior Secured Credit Rating shall become effective as of the first Business Day immediately following the date of such change in Senior Secured Credit Rating.
“Appropriate Lender” means, at any time, (a) with respect to any Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time, (b) with respect to the Letter of Credit Sublimit, (i) the appropriate L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the appropriate Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.
“Approved Fund” has the meaning specified in Section 10.06(g).
“Arrangers” means, collectively, each of MLPFS, The Bank of Tokyo‑Mitsubishi UFJ, Ltd., RBC Capital Markets, SunTrust Robinson Humphrey, Inc., U.S. Bank National Association and Wells Fargo Securities, LLC, in its capacity as joint lead arranger.
“Assignable Government Contract Claims” means any Government Contract Claims that may be assignable pursuant to the Assignment of Claims Act and Assignment of Claims Regulations.
“Assigned Government Contract Claims” means any Assignable Government Contract Claims, with respect to which the applicable Loan Party shall have duly complied with the provisions of Section 4(c) of the Security Agreement.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent substantially in the form of Exhibit E or any other form approved by the Administrative Agent and consented to by the Borrower, which consent shall not be unreasonably withheld or delayed.
“Assignment of Claims Act” means the Assignment of Claims Act of 1940, as amended, 31 U.S.C. § 3727 and 41 U.S.C. § 15, each as may be amended, modified or superseded from time to time.
“Assignment of Claims Regulations” means 48 C.F.R. subpart 32.8, the supplemental provisions with respect to any Governmental Party contained in the Federal Acquisition Regulation and each other provision of the Federal Acquisition Regulation that may be applicable to 48 C.F.R. subpart 32.8, each as may be amended, modified or superseded from time to time.

Alliant Techsystems Inc. Credit Agreement

“Assignment of Government Contract Claims” has the meaning specified in the Security Agreement.
“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external counsel and all out‑of‑pocket expenses and disbursements of internal counsel.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount of all obligations of such Person in respect thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining Synthetic Lease Obligations in respect of such Synthetic Lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such Synthetic Lease were accounted for as a Capitalized Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal year ended March 31, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its consolidated Subsidiaries, including the notes thereto.
“Auto‑Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
“Availability Period” means, in the case of the Revolving Credit Facility, the period from and including the Restatement Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06 and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligations of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect for such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate on such day for a one month Interest Period plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

Alliant Techsystems Inc. Credit Agreement

“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.
“Bushnell” means Bushnell Group Holdings, Inc., a Delaware corporation.
“Bushnell Acquisition” means the acquisition of all the Equity Interests of Bushnell by the Borrower pursuant to the Bushnell Stock Purchase Agreement.
“Bushnell Representations” means the representations and warranties made by Bushnell in the Bushnell Stock Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Bushnell Stock Purchase Agreement or decline to consummate the Bushnell Acquisition as a result of a breach of such representations and warranties.
“Bushnell Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of September 4, 2013, by and among the Borrower, Bushnell and MidOcean Bushnell Holdings, L.P., a Delaware limited partnership, as in effect on the Restatement Closing Date.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and under the Laws of the State of New York and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.
“Capitalized Leases” means, with respect to any Person, all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases, on the balance sheet of such Person (excluding any lease that would be required to be so recorded as a result of a change in GAAP after the Restatement Closing Date).
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers or the Swing Line Lenders (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuers or the Swing Line Lenders benefiting from such collateral shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuers or the Swing Line Lenders (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created

Alliant Techsystems Inc. Credit Agreement

under the Collateral Documents and Specified Statutory Liens and, solely for purposes of Investments under Section 7.03(a), any other Permitted Liens):
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
(b)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least P‑1 from Moody’s or at least A‑1 from S&P;
(c)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank or trust company that (i) (A) is a Lender, (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, or (C) any branch of a commercial bank that is organized in a jurisdiction outside of the United States so long as such branch is a licensed “bank” under the laws of the United States, any state thereof or the District of Columbia and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (d) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;
(d)    commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime‑1” (or the then equivalent grade) by Moody’s or at least “A‑1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 360 days from the date of acquisition thereof;
(e)    Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs or mutual funds registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and substantially all the assets of which are Investments of the character, quality and maturity described in clauses (a), (b), (c) and (d) of this definition;
(f)    repurchase obligations entered into with any commercial bank or trust company meeting the criteria specified in clause (c) above, covering the securities of the type described in clauses (a) and (b) above;
(g)    tax exempted instruments including municipal bonds, auction rate preferred stock and variable rate demand obligations with the highest short‑term ratings by either Moody’s or S&P or a long‑term rating of Aaa by Moody’s or AAA by S&P maturing within 360 days after the acquisition thereof; and

Alliant Techsystems Inc. Credit Agreement

(h)    foreign investments substantially comparable to any of the foregoing in connection with managing the cash of any Foreign Subsidiary.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, purchasing, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person (a) that is a Lender or an Affiliate of a Lender or (b) was a Lender or an Affiliate of a Lender at the time the applicable Secured Cash Management Agreement was entered into, in each case in its capacity as a party to a Secured Cash Management Agreement.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.
“Change of Control” means, an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d‑3 and 13d‑5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully‑diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    during any period of 12 consecutive calendar months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

Alliant Techsystems Inc. Credit Agreement

(c)    a “change of control” in the Senior Subordinated Notes Indenture or in the Senior Notes Indenture, “fundamental change” in the Convertible Notes Indenture and any such term or any comparable term defined or used in, or comparable event described under, any Material Debt Documents shall have occurred in respect of the Borrower.
“Code” means the Internal Revenue Code of 1986 as amended from time to time.
“Co‑Documentation Agent” means each of Citibank, N.A., Fifth Third Bank, JPMorgan Chase Bank, N.A., Morgan Stanley Bank, N.A., PNC Bank, National Association, Regions Bank and Sumitomo Mitsui Banking Corporation, in its capacity as a co‑documentation agent under any of the Loan Documents, or any successor co‑documentation agent.
“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property and assets that are or are intended under the express terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
“Collateral Account” has the meaning specified in the Security Agreement.
“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, Mortgage Modifications, Security Agreement Supplements, IP Security Agreement Supplements, and any other mortgages, security agreements, pledge agreements, collateral assignments or other similar agreements delivered to the Administrative Agent or otherwise for the benefit of the Lenders pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.
“Committed Loan Notice” means a notice of (a) a Term Loan Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion (which shall not constitute a new Borrowing) of Loans from one Type to the other or (d) a continuation (which shall not constitute a new Borrowing) of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute and the regulations promulgated from time to time thereunder.
“Company Material Adverse Effect” means any fact, event, condition, change, occurrence or effect that, individually or in the aggregate with other facts, events, conditions, changes, occurrences or effects, (A) has a material adverse effect on the assets, liabilities, financial condition, business or results of operations of the Group Companies (as defined in the Bushnell Stock Purchase Agreement), taken as a whole, or (B) prevents or materially impairs or delays the performance by Bushnell of its obligations under the Bushnell Stock Purchase Agreement or the Escrow Agreement (as defined in the Bushnell Stock Purchase Agreement) or the consummation of the Transactions (as defined in the Bushnell Stock Purchase Agreement); provided, however,

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that none of the following (or results thereof) shall be taken into account, individually or in the aggregate, in determining whether a “Company Material Adverse Effect” has occurred or is reasonably expected to occur: (i) conditions generally affecting the United States economy or credit, securities, currency, financial, banking or capital markets in the United States or elsewhere in the world (including any disruption thereof and any decline in the price of any security or any market index), (ii) any national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in GAAP, (iv) changes in any Laws, (v) any change that is generally applicable to the industries or markets in which the Group Companies (as defined in the Bushnell Stock Purchase Agreement) operate, (vi) the public announcement of the Transactions (as defined in the Bushnell Stock Purchase Agreement) (including by reason of the identity of Buyer (as defined in the Bushnell Stock Purchase Agreement) or any of its Affiliates (as defined in the Bushnell Stock Purchase Agreement) regarding its plans or intentions with respect to the business of any Group Company (as defined in the Bushnell Stock Purchase Agreement), and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with any Group Company (as defined in the Bushnell Stock Purchase Agreement)), or (vii) any failure in and of itself by Bushnell to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Bushnell Stock Purchase Agreement (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded by this clause (vii)); provided further, however, that any fact, event, condition, change, occurrence or effect referred to in clauses (i), (iii), (iv) or (v) may be taken into account in determining whether a “Company Material Adverse Effect” has occurred if such fact, event, condition, change, occurrence or effect has a disproportionate effect on the Group Companies (as defined in the Bushnell Stock Purchase Agreement) relative to other companies operating in the industries or markets in which the Group Companies (as defined in the Bushnell Stock Purchase Agreement) operate.
“Company Stock” means the capital stock of the Borrower other than any Disqualified Equity Interests.
“Compensation Period” has the meaning specified in Section 2.12(c)(ii).
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) income tax expense for such period, (iii) depreciation and amortization for such period, (iv) non‑recurring, unusual or extraordinary expenses or charges which do not represent a cash item in such period (provided that any cash payments made in any subsequent period in respect of such noncash expenses shall be treated as cash charges in such subsequent period), (v) amortization or write off of deferred financing costs, (vi) non‑cash charges related to stock‑based employee compensation, (vii) charges associated with the mark‑to‑market of Swap Contracts, (viii) impairment charges or write‑offs with respect to

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goodwill and other intangible assets and (ix) losses due solely to fluctuations in currency values and the related tax effects, and minus the following to the extent included in calculating such Consolidated Net Income: (x) net income of all SPV Subsidiaries and Securitization Subsidiaries that has not been distributed to the Borrower or any of its other Subsidiaries and the Indebtedness of which has been excluded from Consolidated Funded Indebtedness pursuant to clause (h) of the definition of “Consolidated Funded Indebtedness”, (y) gains due solely to fluctuations in currency values and the related tax effects and (z) non-recurring, unusual or extraordinary gains which do not represent a cash item in such period.
“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long‑term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) the outstanding principal amount of all purchase money Indebtedness, (c) all direct or contingent obligations arising under Financial Letters of Credit, Financial Surety Bonds, bankers’ acceptances, bank guaranties and similar instruments at such time, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness, (f) all obligations in respect of Disqualified Equity Interests, (g) without duplication, all Guarantees (other than Performance Guarantees) with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any Securitization Subsidiary or any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or other legal entity in respect of which the equity holders are not liable for the obligations of such entity as a matter of law) in which the Borrower or a Subsidiary (other than a SPV Subsidiary or a Securitization Subsidiary), is a general partner or joint venturer, unless such Indebtedness is expressly made non‑recourse to the Borrower or such Subsidiary (subject to customary exceptions); provided that Indebtedness under this clause (h) of SPV Subsidiaries and Securitization Subsidiaries shall be excluded from the calculation in this clause (h) only to the extent that the aggregate principal amount of such Indebtedness does not exceed $200,000,000.
“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses (but not amortization or write‑off of the costs of issuance) of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense of the Borrower and its Subsidiaries on a consolidated basis with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges to the extent paid in cash during such period; provided that Consolidated EBITDA and Consolidated Interest Charges for such four fiscal quarter period or other applicable period shall be determined on a pro forma basis with respect to any Subject Disposition or any Acquisition (together with any related transactions, including the incurrence,

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assumption, refinancing or repayment of any Indebtedness) as if such Disposition or Acquisition had occurred in the first day of such period.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date less unrestricted cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries in an amount not to exceed $100,000,000 (provided that any such cash deposited in accounts located outside the United States shall be net of the Borrower’s reasonable estimate of any repatriation taxes or costs) to (b) Consolidated EBITDA for the most recent four fiscal quarter period ended as of the last fiscal period for which financial statements were required to have been delivered pursuant to Section 6.01; provided that Consolidated EBITDA and Consolidated Funded Indebtedness for such four fiscal quarter period or other applicable period shall be determined on a pro forma basis with respect to any Subject Disposition or any Acquisition (together with any related transactions, including the incurrence, assumption, refinancing or repayment of any Indebtedness) as if such Disposition or Acquisition had occurred in the first day of such period.
“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding (i) all extraordinary noncash gains and (ii) extraordinary noncash losses).
“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness, which constitutes Senior Secured Debt, as of such date less unrestricted cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries in an amount not to exceed $100,000,000 (provided that any such cash deposited in accounts located outside the United States shall be net of the Borrower’s reasonable estimate of any repatriation taxes or costs) to (b) Consolidated EBITDA for the four fiscal quarter period ended as of the last fiscal period for which financial statements were required to have been delivered pursuant to Section 6.01; provided that Consolidated EBITDA and Consolidated Funded Indebtedness, which constitutes Senior Secured Debt, for such four fiscal quarter period or other applicable period shall be determined on a pro forma basis with respect to any Subject Disposition or any Acquisition (together with any related transactions, including the incurrence, assumption, refinancing or repayment of any Indebtedness) as if such Disposition or Acquisition had occurred in the first day of such period.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” has the meaning specified in the definition of “Affiliate.”
“Convertible Notes” means the 3.00% convertible senior subordinated notes of the Borrower due August 15, 2024 in an aggregate original principal amount of $200,000,000.
“Convertible Notes Documents” means the Convertible Notes Indenture, the Convertible Notes and all other agreements, instruments and other documents pursuant to which the Convertible Notes have been issued or otherwise setting forth the terms of the Convertible Notes, in each case as such agreement, instrument or other document may be amended, supplemented or

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otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.
“Convertible Notes Indenture” means the indenture dated as of August 13, 2004, among the Borrower, certain Subsidiaries of the Borrower party thereto, as guarantors, and BNY Midwest Trust Company, as trustee, as such Indenture may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.
“Co‑Syndication Agent” means each of The Bank of Tokyo‑Mitsubishi UFJ, Ltd., RBC Capital Markets, SunTrust Robinson Humphrey, Inc., U.S. Bank National Association and Wells Fargo Bank National Association in its capacity as a co‑syndication agent under any of the Loan Documents, or any successor co‑syndication agent.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default (it being understood that if any default is cured or waived prior to becoming an Event of Default, such default shall no longer constitute a Default).
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans of such type of Borrowing plus (iii) 2.0% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate with respect to such Eurodollar Rate Loan) otherwise applicable to such Loan plus 2.0% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the applicable Letter of Credit Fee plus 2% per annum, in all cases to the fullest extent permitted by applicable Laws.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as reasonably determined by the Administrative Agent (which determination shall, upon reasonable request by the Borrower, be made promptly by the Administrative Agent if the Administrative Agent reasonably determines the conditions set forth below apply), (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder (unless, in the case of a funding of Loans, such failure is the result of a good faith determination by such Lender that one or more conditions precedent to funding have not been met), (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding

Alliant Techsystems Inc. Credit Agreement

obligations hereunder (unless, in the case of a funding of Loans, such failure is the result of a good faith determination by such Lender that one or more conditions precedent to funding have not been met) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (which request the Administrative Agent shall make if reasonably requested by the Borrower) unless, in the case of a funding of Loans, such failure is the result of a good faith determination by such Lender that one or more conditions precedent to funding have not been met, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment (unless, in each case, such Lender has confirmed it will comply with its obligations hereunder and the Borrower, the Administrative Agent and each L/C Issuer is reasonably satisfied that such Lender is able to continue to perform its obligations hereunder); provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or the exercise of control over such Lender or any direct or indirect parent thereof by a Governmental Authority.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interests” means, as to any Person, any Equity Interests of such Person or any other Person which, pursuant to the certificate of designation, or other corporate document or other agreement governing the terms thereof, such Person is obligated to purchase, redeem, retire, defease or otherwise acquire for value such Equity Interests or any warrants, rights or options to acquire such Equity Interests, on or prior to the date that is 91 days after (x) the latest scheduled Maturity Date of any Term Facility or (y) if later, or if no Term Facility is in effect, the scheduled Maturity Date of the Revolving Credit Facility; the amount of the obligation to purchase, redeem, retire, defease or acquire any of the foregoing shall be with respect to (a) preferred Equity Interests, the liquidation preference or value of all shares, units or interests (including all accrued, accreted and paid‑in‑kind amounts as of any date of determination) in respect of such Disqualified Equity Interests and (b) all other Equity Interests, the aggregate amount of all such obligations in respect of such Disqualified Equity Interests as of any date of determination.
“Documentary Letter of Credit” means any Letter of Credit that is a documentary letter of credit.
“Dollar” and “$” mean lawful money of the United States.

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“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States, for the avoidance of doubt, not including Puerto Rico or any other territory of the United States.
“Eligible Assignee” has the meaning specified in Section 10.06(g).
“Environmental Action” means any claim, order, notice of violation, or notice of potential liability, issued against the Borrower or any of its Subsidiaries, or any proceeding or governmental investigation, instituted with respect to the Borrower or any of its Subsidiaries, under or pursuant to any Environmental Law.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the Release of any hazardous or toxic materials or waste into the environment.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

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“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the receipt by any Loan Party or any ERISA Affiliate from the PBCG or a plan administrator of any notice relating to the intention to terminate any Plan, the treatment of a Pension Plan or a Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) a determination that any Pension Plan or Multiemployer Plan is considered an at‑risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA or a plan in endangered or critical status within the meaning of Sections 431 and 432 of the Code or Sections 304 and 305 of ERISA; (h) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; or (i) the conditions for imposition of a lien (within the meaning of Section 430(k) of the Code or Section 303(k) of ERISA) are satisfied.
“Euro” or “€” means lawful money of the European Union.
“Eurocurrency liabilities” has the meaning specified in Section 3.04(c).
“Eurodollar Rate” means:
(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time, determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice;

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provided, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and provided, further, that, with respect to the Term B Loans only, the Eurodollar Rate shall not be less than 0.75% per annum.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Joint Venture” means (a) any Person described in clause (a) of the definition of Joint Venture or (b) any other Joint Venture that is entered into in accordance with Section 7.03(g) and designated as an Excluded Joint Venture by the Borrower and certified by the Borrower as being entered into in compliance with Section 7.03(g).
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 1(e) of the Guaranty and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.
“Extended Revolving Credit Commitment” has the meaning specified in Section 2.18(a).
“Excluded Taxes” has the meaning specified in Section 3.01(a).
“Extended Term Loan” has the meaning specified in Section 2.18(a).
“Extending Revolving Credit Lender” has the meaning specified in Section 2.18(a).
“Extending Term Lender” has the meaning specified in Section 2.18(a).
“Extension” has the meaning specified in Section 2.18(a).
“Extension Offer” has the meaning specified in Section 2.18(a).
“Existing Credit Agreement” has the meaning specified in the Preliminary Statements hereto.

Alliant Techsystems Inc. Credit Agreement

“Existing Letters of Credit” means the letters of credit described on Schedule 1.01 hereto.
“Existing Lenders” has the meaning specified in the Preliminary Statements hereto.
“Existing Mortgages” means each Mortgage previously delivered under the Existing Credit Agreement.
“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person from proceeds of casualty insurance and condemnation awards (and payments in lieu thereof).
“Facility” means the Term Facilities, the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Acquisition Regulation” means the Federal Acquisition Regulation, Title 48 of the Code of Federal Regulations, as amended, modified and supplemented from time to time.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letters” means, collectively, (i) the Amended and Restated Fee Letter dated September 18, 2013 among the Borrower, Bank of America, MLPFS, The Bank of Tokyo‑Mitsubishi UFJ, Ltd., Royal Bank of Canada, RBC Capital Markets, SunTrust Bank, SunTrust Robinson Humphrey, Inc., U.S. Bank National Association, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC and (ii) the Administrative Agency Fee Letter.
“Financial Letter of Credit” means any Letter of Credit that is not a Performance Letter of Credit or Documentary Letter of Credit.
“Financial Surety Bond” means any surety bond that does not serve the same or similar purpose as a Performance Letter of Credit.

Alliant Techsystems Inc. Credit Agreement

“Fitch” means Fitch Ratings and any successor thereto.
“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Credit Lender, (a) with respect to each L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations issued by such L/C Issuer, other than L/C Obligations in respect of Letters of Credit and as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to each Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans made by such Swing Line Lender, other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” has the meaning specified in Section 10.06(g).
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board consistently applied.
“Government Contract” means any contract (as that term is defined in 48 C.F.R. § 2.101) between any Person and any Governmental Party; provided, that unless otherwise specified, all references to “Government Contract” or to “Government Contracts” shall refer to such contracts between any Loan Party and any Governmental Party.
“Government Contract Claim” means any claims for or right to the payment of moneys due or to become due under any Government Contract.
“Governmental Authority” means the government of any nation, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Governmental Party” means the United States Government (as used in 31 U.S.C. § 3727), the Government (as used in 48 C.F.R. subpart 32.8), the United States of America, the executive branch of the United States of America or any department or agency of any of the foregoing.

Alliant Techsystems Inc. Credit Agreement

“Governmental Requirement” means all Laws, judgments, orders, writs, injunctions, opinions, decrees, awards, tariff requirements, franchises, permits, certificates, licenses, authorizations, interpretations and the like and any other requirements of any Governmental Authority.
“Granting Lender” has the meaning specified in Section 10.06(h).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (A) the stated or determinable amount of the related primary obligation and (B) the portion thereof expressly stated to be so guaranteed, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule 1 and each other Subsidiary (other than ATK Insurance Company, COI Ceramics, Inc. and, to the extent permitted by Section 7.11, any Excluded Joint Ventures) of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.
“Guaranty” means, collectively, the Subsidiary Guaranty made by the Guarantors in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos‑containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

Alliant Techsystems Inc. Credit Agreement

“Hedge Bank” means any Person (a) that is a Lender or an Affiliate of a Lender or (b) was a Lender or an Affiliate of a Lender at the time the applicable Secured Hedge Agreement was entered into, in each case in its capacity as a party to a Secured Hedge Agreement.
“Honor Date” has the meaning specified in Section 2.03(c)(i).
“Increase Effective Date” has the meaning specified in Section 2.14(b).
“Incremental Acquisition Term Facility” means an Incremental Term Facility designated as an “Incremental Acquisition Term Facility” by the Borrower, the Administrative Agent and the applicable Incremental Term Loan Lenders in the applicable Incremental Term Facility Supplement, the incurrence of loans under which is conditioned upon the consummation of, and the proceeds of which will be used to finance, one or more Acquisitions permitted hereunder (including the refinancing of Indebtedness in connection therewith and the payment of related fees and expenses).
“Incremental Effective Date” has the meaning specified in Section 2.15(c).
“Incremental Term Borrowing” means, in respect of any Incremental Term Facility, a borrowing consisting of simultaneous Incremental Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the applicable Incremental Term Loan Lenders in accordance with the provisions of Section 2.01(b) and Section 2.15.
“Incremental Term Commitment” means, as to each Incremental Term Loan Lender in respect of an Incremental Term Facility, its obligation to make Incremental Term Loans to the Borrower pursuant to the applicable Incremental Term Facility Supplement and Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 to such Incremental Term Facility Supplement under the caption “Incremental Term Commitment” in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be increased pursuant to Section 2.15 hereof or as such amount may be otherwise adjusted from time to time in accordance with this Agreement.
“Incremental Term Facility” has the meaning specified in Section 2.15(a).
“Incremental Term Facility Closing Date” means in respect of an Incremental Term Facility any date on which all of the conditions to funding of the Incremental Term Loans under such Incremental Term Facility are satisfied and the applicable Lenders advance Incremental Term Loans.
“Incremental Term Facility Supplement” means a supplement to this Agreement, in substantially the form of Exhibit K hereto with such changes as may be agreed by the Administrative Agent, delivered pursuant to Section 2.15(a).
“Incremental Term Loan” means an advance made by any Incremental Term Loan Lender under an Incremental Term Facility.

Alliant Techsystems Inc. Credit Agreement

“Incremental Term Loan Lender” means each Lender (including any Additional Term Loan Lender) having an Incremental Term Loan.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    solely for purposes of any determination under Section 8.01, the Swap Termination Value of any Swap Contract of such Person;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e)    Indebtedness of the type described in clauses (a) through (d) above and clauses (f) through (h) below (excluding prepaid interest thereon) of others secured by a Lien on property owned by such Person (including obligations arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse (the amount of such Indebtedness being the lesser of (i) the principal amount of such Indebtedness and (ii) the book value of any assets subject to such Lien);
(f)    all Attributable Indebtedness of such Person;
(g)    all obligations of such Person in respect of Disqualified Equity Interests; and
(h)    all Guarantees (other than Performance Guarantees) of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or other legal entity in respect of which the equity holders are not liable for the obligations of such entity as a matter of law) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non‑recourse to such Person.
“Indemnified Liabilities” has the meaning specified in Section 10.04(b).
“Indemnified Taxes” has the meaning specified in Section 3.01(a).

Alliant Techsystems Inc. Credit Agreement

“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Intellectual Property Security Agreement” has the meaning specified in Section 15(f) of the Security Agreement together with each other intellectual property security agreement and IP Security Agreement Supplement delivered pursuant to Section 6.12, in each case as amended.
“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Committed Loan Notice or nine or twelve months if requested by the Borrower and available from the Appropriate Lenders; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
“Investment” means, as to any Person, any direct or indirect investment by such Person, including (a) the purchase or other acquisition of Equity Interests or debt of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person, or (c) the purchase or other acquisition, in one transaction or a series of transactions, of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person or any other Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without

Alliant Techsystems Inc. Credit Agreement

adjustment for subsequent increases or decreases in the value of such Investment but net of proceeds, payments and other returns thereon.
“IP Rights” has the meaning specified in Section 5.17.
“IP Security Agreement Supplement” has the meaning specified in Section 15(g) of the Security Agreement.
“IRS” means the United States Internal Revenue Service.
“ISDA Master Agreement” means the Master Agreement (Multicurrency‑Cross Border) published by the International Swap and Derivatives Association, Inc., as in effect from time to time.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuers and the Borrower (or any Subsidiary) or in favor of the L/C Issuers and relating to any such Letter of Credit.
“Joinder Agreement” means a joinder agreement, in substantially the form of Exhibit L hereto, pursuant to which an Eligible Assignee becomes a Revolving Credit Lender pursuant to Section 2.14 or a Term Lender under a Term Loan Facility pursuant to Section 2.15.
“Joint Venture” means (a) (i) any corporation, partnership, limited liability company or other business entity (any such Person, a “Business Entity”) in which the Borrower beneficially owns at least 20% but less than a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body of such Business Entity or (ii) any Business Entity in which the Borrower beneficially owns at least 20% of the economic Equity Interests and directly or indirectly controls through one or more intermediaries at least 20% but less than a majority of the management of such Business Entity, or (b) any Subsidiary of the Borrower at least 40% of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body is beneficially owned by, or the management of which is at least 40% is controlled, directly or indirectly, through one or more intermediaries, by one or more Business Entities other than the Borrower or any of its Subsidiaries engaged in substantially one or more of the businesses in which the Borrower and its Subsidiaries are engaged.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

Alliant Techsystems Inc. Credit Agreement

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share of the Revolving Credit Facility.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has neither been reimbursed on the date when made nor refinanced as a Revolving Credit Borrowing.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuers” means (a) Bank of America, U.S. Bank and JPMorgan Chase Bank N.A., each in its capacity as issuer of Letters of Credit hereunder, any other Lender approved by the Administrative Agent and the Borrower that agrees to perform the duties of an L/C Issuer hereunder or any successor issuer of Letters of Credit hereunder and (b) with respect to the Existing Letters of Credit, U.S. Bank and JPMorgan Chase Bank, N.A.
“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit (determined, in the case of Letters of Credit denominated in an Alternative Currency, by reference to the Spot Rate on such date of determination) plus the aggregate of all Unreimbursed Amounts, including, without duplication, all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes any L/C Issuer and any Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a documentary letter of credit or a standby letter of credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
“Letter of Credit Expiration Date” means the day that is five days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

Alliant Techsystems Inc. Credit Agreement

“Letter of Credit Sublimit” means an aggregate amount equal to $300,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan (including any Extended Term Loan).
“Loan Documents” means, collectively, (a) for purposes of this Agreement and the Notes and any amendment, supplement or other modification hereof or thereof and for all other purposes other than for purposes of the Guaranty and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Fee Letters and (vi) each Incremental Term Facility Supplement and (b) for purposes of the Guaranty and the Collateral Documents (including, for the avoidance of doubt and without limitation, the definition of “Secured Obligations” contained in Section 2 of the Security Agreement), (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Fee Letters, (vi) each Incremental Term Facility Supplement, (vii) each Secured Hedge Agreement and (viii) each Secured Cash Management Agreement.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Borrower and its Subsidiaries taken as a whole; or (b) a material impairment of the rights and remedies of any Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its payment obligations under any Loan Document to which it is a party.
“Material Contract” means, with respect to any Person, each contract (a) to which such Person is a party involving aggregate consideration payable to or by such Person in an amount at least equal to 10% of the consolidated revenues of the Borrower in any year or (b) which is otherwise material to the business, financial condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole.
“Material Debt” means any Indebtedness (other than under the Loan Documents) having an aggregate principal amount equal to or greater than $50,000,000, including the Senior Notes, the Senior Subordinated Notes and the Convertible Notes; provided, that, except for purposes of determining the Threshold Amount (which shall include all Material Debt), Material Debt shall

Alliant Techsystems Inc. Credit Agreement

not include Indebtedness of the type described under Section 7.02(g) or Guarantees in respect of the foregoing.
“Material Debt Documents” means, collectively, (a) the Senior Notes Documents, (b) the Senior Subordinated Notes Documents, (c) the Convertible Notes Documents, and (d) any agreements, instruments and other documents in respect of any Material Debt, as such agreement, instrument or other document may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.
“Maturity Date” means (a)(i) with respect to the Revolving Credit Facility (including the Letter of Credit Sublimit and Swing Line Sublimit thereunder), the earlier of (x) the fifth anniversary of the Restatement Closing Date (or in the case of any Letter of Credit or request for L/C Credit Extension, the Letter of Credit Expiration Date) and (y) the date of termination in whole of the Revolving Credit Commitments, pursuant to Section 2.06 or 8.02, (ii) with respect to the Term A Facility, the earlier of (x) the fifth anniversary of the Restatement Closing Date and (y) the date of acceleration of the Term A Facility pursuant to Section 8.02, (iii) with respect to the Term B Facility, the earlier of (x) the seventh anniversary of the Restatement Closing Date and (y) the date of acceleration of the Term B Facility pursuant to Section 8.02 and (vi) with respect to any Incremental Term Facility, the earlier of (x) the final maturity specified in the applicable Incremental Facility Term Supplement and (y) the date of acceleration of the Incremental Term Facility pursuant to Section 8.02 and (b) if the maturity of a Facility is extended pursuant to Section 2.18, such extended maturity date as determined pursuant to such Section.
“Maximum Rate” has the meaning specified in Section 10.09.
“Minimum Extension Condition” has the meaning specified in Section 2.18(b).
“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means each Existing Mortgage, as modified by the related Mortgage Modification, and each other deed of trust, trust deed, deed to secure debt and mortgage delivered pursuant to Section 6.12, in each case as amended.
“Mortgage Modification” means each amendment, amendment and restatement, supplement or modification in respect of each Existing Mortgage reasonably satisfactory to the Administrative Agent delivered pursuant to Section 6.15.
“Mortgaged Properties” means the properties indicated on Schedule 5.08(c) hereto.
“Mortgage Policy” means a fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements (including zoning endorsements where available) and in amount acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property

Alliant Techsystems Inc. Credit Agreement

described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable, and with respect to any such property located in a State in which a zoning endorsement is not available, either a zoning compliance letter from the applicable municipality in a form reasonably acceptable to the Administrative Agent or a report issued by Planning and Zoning Resources Corp. or another professional firm reasonably acceptable to the Administrative Agent.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Cash Proceeds” means, with respect to any Extraordinary Receipt received by or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection therewith over (ii) the sum of (A) all payments required to repay any Indebtedness that is secured by the asset that is the subject of such Extraordinary Receipt (other than Indebtedness under the Loan Documents), (B) the out‑of‑pocket fees, costs and other expenses incurred by the Borrower or such Subsidiary in connection with such Extraordinary Receipt and (C) income and other taxes paid or reasonably estimated to be actually payable within two years of the date of such Extraordinary Receipt as a result of any gain recognized in connection therewith.
“Non Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).
“Note” means a Term A Note, a Term B Note or a Revolving Credit Note, as the context may require.
“Notice of Assignment of Government Contract Claims” has the meaning specified in the Security Agreement.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document (including, for purposes of the Guaranty, the Collateral Documents, and Section 8.03, any Secured Hedge Agreement or Secured Cash Management Agreement) or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any of its Subsidiaries thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Obligations” shall exclude any Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document

Alliant Techsystems Inc. Credit Agreement

and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.
“OFAC” means the United States Treasury Department Office of Foreign Assets Control.
“Offering Memorandum” means the offering memorandum dated October 2013 used by the Arrangers in connection with the syndication of the Commitments.
“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non‑U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising solely from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold     or assigned an interest in any Loan or Loan Document).
“Other Taxes” has the meaning specified in Section 3.01(b).
“Outstanding Amount” means (i) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning assigned to such term in Section 10.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a

Alliant Techsystems Inc. Credit Agreement

multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Performance Guarantee” means any guarantee by any Person of the performance of the obligations of another Person (other than obligations in respect of payments, indebtedness or other monetary obligations of any kind) under contracts of such other Person to design, develop, manufacture, construct or produce products or production facilities (and related nonmonetary obligations) or to provide services related to any of the foregoing.
“Performance Letter of Credit” means any standby letter of credit that:
(a)    (x)(i) supports the performance of the obligations of another Person under contracts of such other Person to design, develop, manufacture, construct or produce products or production facilities (and related nonmonetary obligations) or to provide services related to any of the foregoing or any warranty obligations arising out of any of the foregoing contracts and (ii) does not permit any payment or drawing thereunder for failure of the account party to make a payment in respect of indebtedness, monetary contractual obligation or other financial obligations of any kind other than to support performance or return payment where a customer has made advance payments in respect of the purchase of products, goods and services, or (y) any letter of credit substantially comparable to the foregoing;
(b)    would be considered to be a “performance standby letter of credit” pursuant to each Governmental Requirement or any other rule, regulation, examination manual or other guidelines of any Governmental Authority or other regulatory authority, central bank or comparable agency that (i) governs any reserve, special deposit or similar requirement against letters of credit, (ii) regulates the amount of capital required or expected to be maintained or funded against letters of credit or any participation obligation thereunder or (iii) determines the classification, risk‑weighing, reporting, or capital treatment of or with respect to letters of credit or participation obligations therein; and
(c)    the issuer thereof, or any Person having a participation obligation therein, is or would be permitted, in compliance with the matters described in clause (b) of this definition, to convert its obligation thereunder to an on‑balance sheet credit equivalent amount at 50% or less of the maximum amount thereof.
“Permitted Encumbrances” has the meaning specified in the Mortgages.
“Permitted Liens” means any Liens permitted under Section 7.01 hereof.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Alliant Techsystems Inc. Credit Agreement

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning specified in Section 6.02.
“Pledged Debt” has the meaning specified in Section 1(d)(iv) of the Security Agreement.
“Pledged Equity” has the meaning specified in Section 1(d)(iii) of the Security Agreement.
“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the unfunded Commitment(s) and Outstanding Amount of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the unfunded Aggregate Commitments and aggregate Outstanding Amount under the applicable Facility or Facilities at such time, subject to adjustment as provided in Section 2.17; provided that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Public Lender” has the meaning specified in Section 6.02.
“Qualified Securitization Transaction” means any Securitization Transaction that meets the following conditions: (a) the board of directors of the Borrower shall have determined in good faith that such Securitization Transaction (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the applicable Securitization Subsidiary, (b) all sales and/or contributions of accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower) and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower).
“Register” has the meaning specified in Section 10.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates; provided, that a “Related Party” of an Indemnitee means (1) the respective directors, officers, or employees of such Indemnitee or any of its Affiliates and (2) the respective agents or representatives of such Indemnitee or any of its Affiliates, in the case of this clause (2), acting on behalf of or at the instructions of such Indemnitee or Affiliate; provided that each reference

Alliant Techsystems Inc. Credit Agreement

to Affiliate, director, officer or employee in the foregoing proviso shall pertain to an Affiliate, director, officer or employee involved in the negotiation or syndication of the Facilities.
“Release” shall have the meaning ascribed to it in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act, 42. U.S.C. § 9601 et. seq. or any other Environmental Law.
“Relevant Disregarded Entity” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia that is treated as a disregarded entity for United States Federal income tax purposes and that owns, directly or through another disregarded entity, no material assets other than more than 65% of the outstanding voting Equity Interests in any Foreign Subsidiary that is a CFC.
“Remedial Action” shall have the meaning ascribed to it in Section 101(24) of the Comprehensive Environmental Response, Compensation and Liability Act, 42. U.S.C. § 9601 et. seq. or any other Environmental Law.
“Reorganization Transactions” means the reorganization transactions described in Exhibit N.
“Report” has the meaning specified in Section 6.12(a).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Repricing Event” means (i) any prepayment or repayment of Term B Loans with the proceeds of, or any conversion of Term B Loans into, any new or replacement indebtedness which has an All‑In Yield lower than the All‑In Yield applicable to the Term B Loans at the time of such prepayment or repayment or (ii) any amendment to the Term B Facility the effect of which is to reduce the All‑In Yield applicable to the Term B Loans at the time of such amendment.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

Alliant Techsystems Inc. Credit Agreement

“Required Principal Payments” means, with respect to any Person for any period, the sum of all regularly scheduled principal payments or redemptions of outstanding Indebtedness made during such period.
“Required Revolving Credit Lenders” means Revolving Credit Lenders holding more than 50% of the Aggregate Commitments under the Revolving Credit Facility or, if such Commitments have expired or terminated, more than 50% of the Total Outstandings under the Revolving Credit Facility.
“Required Term Lenders” means, in respect of a Term Facility, Term Lenders holding more than 50% of the undrawn Aggregate Commitments under such Term Facility and more than 50% of the Total Outstandings under such Term Facility.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restatement Closing Date” has the meaning specified in Section 4.01.
“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment; provided, however, that no such dividend, distribution, payment or return of capital shall constitute a “Restricted Payment” to the extent made solely with the common Equity Interests of the Borrower, or (b) any payment (excluding (x) scheduled payments of principal and interest, (y) any contingent interest payable under its Convertible Notes and (z) payments of accrued interest in connection with a prepayment, redemption or purchase of Indebtedness otherwise permitted by this Agreement, in each case not in violation of any applicable subordination provisions), prepayment, redemption (whether at the option of the holder or otherwise), purchase, defeasance, distribution involving cash, acquisition or other retirement for value in respect of any subordinated Indebtedness or any convertible debt securities or instruments, in each case, of the Borrower or any Subsidiary.
“Revaluation Date” means, with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency; (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Lenders shall require.

Alliant Techsystems Inc. Credit Agreement

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).
“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed, initially, the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be increased pursuant to Section 2.14(b) hereof and as may be otherwise adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.18). The aggregate principal amount of the Revolving Credit Commitments on the Restatement Closing Date is $700,000,000.
“Revolving Credit Commitment Increase” has the meaning specified in Section 2.14(a).
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.
“Revolving Credit Lender” means, at any time, any Lender (including any Additional Revolving Credit Lender) that has a Revolving Credit Commitment at such time.
“Revolving Credit Loan” has the meaning specified in Section 2.01(a).
“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C‑3 hereto, evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.
“Sanctions” means any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“S&P” means Standard & Poor’s Financial Services LLC and any successor thereto.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into between the Borrower and any Cash Management Bank and that the Borrower and such Cash Management Bank agree, and notify the Administrative Agent in writing, shall be treated as a Secured Cash Management Agreement under the Loan Documents.
“Secured Hedge Agreement” means any interest rate, foreign exchange and commodities Swap Contract permitted under Article VI or VII that is entered into by and between

Alliant Techsystems Inc. Credit Agreement

the Borrower and any Hedge Bank including each of the Swap Contracts listed under Schedule 7.02(e).
“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co‑agent or sub‑agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in, one or more Qualified Securitization Transactions and other activities reasonably related thereto.
“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements), the obligations of which are non‑recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to any Borrower or any Subsidiary (other than a Securitization Subsidiary) pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a Securitization Subsidiary that in turn sells such assets to a Person that is not a Subsidiary.
“Security Agreement” has the meaning specified in Section 4.01(b)(iii).
“Security Agreement Supplement” has the meaning specified in Section 26(b) of the Security Agreement.
“Senior Debt” means Indebtedness that is not subordinated in right of payment to the Obligations.
“Senior Notes” means the 5.25% senior notes of the Borrower due 2021 in an aggregate original principal amount of $300,000,000.
“Senior Notes Documents” means the Senior Notes Indenture, the Senior Notes and all other agreements, instruments and other documents pursuant to which the Senior Notes have been issued or otherwise setting forth the terms of the Senior Notes, in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.
“Senior Notes Indenture” means the indenture dated as of November 1, 2013, among the Borrower, certain Subsidiaries of the Borrower party thereto, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee, as such Indenture may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

Alliant Techsystems Inc. Credit Agreement

“Senior Secured Credit Rating” means, as of any date of determination, the ratings of the Borrower’s long‑term senior secured debt as determined by Moody’s, Fitch and S&P; provided that (i) if such ratings from Moody’s, Fitch and S&P differ and (x) the rating from two such agencies are in the same Pricing Level (as set forth in the definition of “Applicable Rate”), the Senior Secured Credit Rating of those two agencies shall apply for purposes of determining the Applicable Rate or (y) if the Senior Secured Credit Ratings of the three agencies fall within three different Pricing Levels, the Applicable Rate shall be determined with respect to the Senior Secured Credit Rating that is neither the lowest nor highest of such Senior Secured Credit Ratings (it being understood that Pricing Level 5 is the highest Pricing Level), (ii) if any of S&P, Fitch or Moody’s shall change the basis on which ratings are established by it, each reference to the Senior Secured Credit Rating announced by S&P, Fitch or Moody’s shall refer to the then equivalent rating by S&P, or Fitch or Moody’s, as the case may be, (iii) if only one of S&P or Moody’s has a Senior Secured Credit Rating, the rating of such agency shall apply for purposes of determining the Applicable Rate, (iv) if both S&P and Moody’s have Senior Secured Credit Ratings and those are the only ratings in effect, then the Applicable Rate shall be determined by reference to the higher of such ratings and (v) if neither S&P nor Moody’s shall have a Senior Secured Credit Rating, the Applicable Rate shall be set in accordance with Pricing Level 5.
“Senior Secured Debt” means Senior Debt that is secured by Liens on any property or assets of the Borrower or any of its Subsidiaries.
“Senior Subordinated Notes” means the 6.875% senior subordinated notes of the Borrower due September 15, 2020 in an aggregate original principal amount of $350,000,000.
“Senior Subordinated Notes Documents” means the Senior Subordinated Indenture, the Senior Subordinated Notes and all other agreements, instruments and other documents pursuant to which the Senior Subordinated Notes have been or will be issued or otherwise setting forth the terms of the Senior Subordinated Notes, in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified prior to the Restatement Closing Date and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.
“Senior Subordinated Notes Indenture” means the indenture dated as of March 15, 2006, between the Borrower, as issuer, and The Bank of New York Trust Company, N.A., as trustee, providing for the issuance of the Senior Subordinated Notes, as amended, supplemented or otherwise modified prior to the Restatement Closing Date and as such indenture may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.
“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable

Alliant Techsystems Inc. Credit Agreement

liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability; provided, that if the context in which “Solvent” or “Solvency” is used refers to a Person together with its Subsidiaries, Person as used above shall be deemed to be a reference to such Person together with its Subsidiaries.
“SPC” has the meaning specified in Section 10.06(h).
“SPC Register” has the meaning specified in Section 10.06(h).
“Specified Default” means any Default under Section 8.01 (f) or (g) or any Event of Default.
“Specified Net Cash Proceeds” has the meaning specified in Section 2.05(b).
“Specified Representations” means the representations and warranties made in Sections 5.01(a), (b)(ii) and (d) (but limited to OFAC regulations, anti‑money laundering laws, anti‑terrorism and anti‑bribery laws and the Act), the first clause of Section 5.02, Section 5.02(a), Section 5.02(b)(i) (related to Contractual Obligations related to Indebtedness only, and except to the extent such conflict could not reasonably be expected to result in a Material Adverse Effect), Section 5.02(c) (except to the extent such conflict could not reasonably be expected to result in a Material Adverse Effect), Section 5.04, Section 5.14, Section 5.16, Section 5.18 (after giving effect to (x) the applicable Acquisition and (y) the funding of the Facilities (in the case of the Bushnell Acquisition) or any Incremental Term Facilities in connection therewith) and Section 5.20 (in the case of any Incremental Term Facilities, to the extent required by the applicable Incremental Term Facility Supplement).
“Specified Statutory Liens” means any Liens permitted under Section 7.01(c) or (d) with respect to any Collateral that, strictly by the operation of applicable statute or law, would have priority over any Liens granted to or in favor of the Administrative Agent under any Collateral Document.
“Spot Rate” for any Alternative Currency means the rate determined by the Administrative Agent or an L/C Issuer as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such Alternative Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or an L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that an L/C Issuer may use such spot rate quoted on the date as of

Alliant Techsystems Inc. Credit Agreement

which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“SPV Subsidiary” means a Subsidiary of the Borrower substantially all of whose assets consist of its general partnership interest or equity interest in a joint venture.
“Sterling” or “£” means lawful money of the United Kingdom of Great Britain and Northern Ireland.
“Subject Disposition” means any Disposition of property or assets other than any Disposition permitted by Section 7.05(a)(i), (b), (d), (e), (f), (g) or (h).
“Subject Subsidiaries” means all Subsidiaries of the Borrower other than ATK Insurance Company (and any other Subsidiary conducting operations substantially similar to ATK Insurance Company) and COI Ceramics, Inc. and, in each case, their respective Subsidiaries and, to the extent permitted under Section 7.11, any Excluded Joint Ventures.
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company or other business entity (a) of which Equity Interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, directly or indirectly, including through one or more Subsidiaries of such Person, in each case in clause (a) and (b) above, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross‑currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Alliant Techsystems Inc. Credit Agreement

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark‑to‑market value(s) for such Swap Contracts, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lenders pursuant to Section 2.04.
“Swing Line Lender” means each of Bank of America and U.S. Bank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $40,000,000 and (b) the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility Commitments.
“Synthetic Lease” means, as to any Person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capitalized Lease in respect of which such Person is the lessee and retains or obtains ownership of the property so leased for federal income tax purposes or (b) any so‑called synthetic, off‑balance sheet or tax retention lease or any other lease or similar arrangement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person or otherwise upon application of any Debtor Relief Law to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Synthetic Lease Obligation” means the monetary obligation of a Person under a Synthetic Lease.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Alliant Techsystems Inc. Credit Agreement

“Term A Borrowing” means a borrowing pursuant to Section 2.01(c) consisting of simultaneous Term A Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(c).
“Term A Commitment” means, as to each Term A Lender at any time, its obligation to make Term A Loans to the Borrower pursuant to Section 2.01(c) or Section 2.15 in an aggregate principal amount at any one time outstanding not to exceed, initially, the amount set forth opposite such Term A Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be increased pursuant to Section 2.15 or as may be otherwise adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.18). The aggregate Term A Commitment of all Term A Lenders shall be $1,010,000,000 on the Restatement Closing Date.
“Term A Facility” means, at any time, (a) prior to the making of Term A Loans, the aggregate Term A Commitments of all Term A Lenders at such time, and (b) thereafter, the Outstanding Amount of Term A Loans of all Term A Lenders at such time.
“Term A Lender” means, at any time, any Lender (including any Additional Term Loan Lender) that has a Term A Commitment or a Term A Loan at such time.
“Term A Loan” means an advance made by any Term A Lender under the Term A Facility pursuant to Section 2.01(c).
“Term A Note” means a promissory note of the Borrower payable to any Term A Lender or its registered assigns, in substantially the form of Exhibit C‑1, evidencing the aggregate indebtedness of the Borrower to such Term A Lender resulting from the Term A Loans made or held by such Term A Lender.
“Term B Borrowing” means a borrowing pursuant to Section 2.01(d) consisting of simultaneous Term B Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(d).
“Term B Commitment” means, as to each Term B Lender at any time, its obligation to make Term B Loans to the Borrower pursuant to Section 2.01(d) or Section 2.15 in an aggregate principal amount at any one time outstanding not to exceed, initially, the amount set forth opposite such Term B Lender’s name on Schedule 2.01 under the caption “Term B Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be increased pursuant to Section 2.15 or as may be otherwise adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.18). The aggregate Term B Commitment of all Term B Lenders shall be $250,000,000 on the Restatement Closing Date.
“Term B Facility” means, at any time, (a) prior to the making of Term B Loans, the aggregate Term B Commitments of all Term B Lenders at such time, and (b) thereafter, the Outstanding Amount of Term B Loans of all Term B Lenders at such time.

Alliant Techsystems Inc. Credit Agreement

“Term B Lender” means, at any time, any Lender (including any Additional Term Loan Lender) that has a Term B Commitment or a Term B Loan at such time.
“Term B Loan” means an advance made by any Term B Lender under the Term B Facility pursuant to Section 2.01(d).
“Term B Note” means a promissory note of the Borrower payable to any Term B Lender or its registered assigns, in substantially the form of Exhibit C‑2, evidencing the aggregate indebtedness of the Borrower to such Term B Lender resulting from the Term B Loans made or held by such Term B Lender.
“Term Borrowing” means any Term A Borrowing, Term B Borrowing or Incremental Term Borrowing, as applicable.
“Term Commitment” means any Term A Commitment, Term B Commitment or Incremental Term Commitment, as applicable.
“Term Commitment Increase” has the meaning specified in Section 2.15(a).
“Term Facilities” means, at any time, the aggregate Term A Facility, Term B Facility and the Incremental Term Facilities of all Lenders at such time, and “Term Facility” shall mean any of the Term A Facility, the Term B Facility or the Incremental Term Facilities, as the context may require.
“Term Lender” means, at any time, any Lender that has a Term Commitment or Term Loan, as applicable, at such time.
“Term Loan” means any Term A Loan, Term B Loan, Incremental Term Loan and/or any Extended Term Loans, as applicable.
“Term Note” means any Term A Note, Term B Note or a promissory note of the Borrower payable to any Incremental Term Loan Lender or its registered assigns, in substantially the form of Exhibit C‑1 or Exhibit C‑2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Incremental Term Loan Lender resulting from the Incremental Term Loans made by such Incremental Term Loan Lender.
“Threshold Amount” means $50,000,000.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.
“Transaction” means, collectively, (a) the Bushnell Acquisition, (b) the entering into by the Loan Parties of the Loan Documents and the Senior Notes Documents to which they are or are intended to be a party, (c) the refinancing or replacement hereunder of all outstanding

Alliant Techsystems Inc. Credit Agreement

Indebtedness under the Existing Credit Agreement and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
“Treasury Regulations” means the Treasury Regulations promulgated under the Code.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“U.S. Bank” means U.S. Bank National Association and its successors.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 10.14(a)(ii)(B)(3).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness, at any date, the quotient obtained by dividing: (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment; by (b) the sum of all such payments.
“Yen” or “¥” mean lawful money of Japan.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are, unless the context otherwise requires, equally applicable to the singular and plural forms of the defined terms.
(b)    (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(ii)    Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules of the Loan Document in which such reference appears.
(iii)    The term “including” is by way of example and not limitation.
(iv)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

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(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to”, “ending on”, and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(d)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement, including a negative covenant “basket,” set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding‑up if there is no nearest number).
1.05    References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

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1.07    Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto therefor, whether or not such maximum face amount is in effect at such time (except for purposes of calculating Consolidated Funded Indebtedness).
1.08    Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount, except as otherwise provided herein, to be determined at the rate of exchange quoted by Bank of America in New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in U.S. dollars with such other currency.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    The Loans.
(a)    The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans in Dollars (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount outstanding not to exceed at any time the amount of such Lender’s Revolving Credit Commitment; provided, however, that, after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05 and reborrow under this Section 2.01(a). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
(b)    The Incremental Term Borrowings. Subject to the terms and conditions set forth herein, each Incremental Term Loan Lender under the relevant Incremental Term Facility severally agrees to make a single loan in Dollars consisting of an Incremental Term Loan pursuant to such Incremental Term Facility in an amount equal to its Pro Rata Share of such Incremental Term Facility to the Borrower on the applicable Incremental Term Facility Closing Date. The applicable Incremental Term Borrowing shall consist of Incremental Term Loans made simultaneously by the applicable Incremental Term Loan Lenders in accordance with their respective Pro Rata Share of such Incremental Term Facility. If the Borrower requests a Term Commitment Increase in respect of an Incremental Term Facility in accordance with the provisions of Section 2.15, then subject to the terms and conditions set forth herein, each Incremental Term Loan Lender agreeing to provide an additional Incremental Term Loan in accordance with the provisions of Section 2.15 shall make a single loan in an amount equal to its committed amount in respect of such

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additional Incremental Term Loans to the Borrower on the applicable Incremental Term Facility Closing Date. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Incremental Term Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.
(c)    Term A Borrowings. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make on the Restatement Closing Date a single loan in Dollars consisting of a Term A Loan pursuant to the Term A Facility in an amount equal to its Pro Rata Share of the Term A Facility on the Restatement Closing Date to the Borrower. The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Pro Rata Share of the Term A Facility. If the Borrower requests a Term Commitment Increase in respect of the Term A Facility in accordance with the provisions of Section 2.15, then subject to the terms and conditions set forth herein, each Term A Lender agreeing to provide an additional Term A Loan in accordance with the provisions of Section 2.15, shall make a single loan in an amount equal to its committed amount in respect of such additional Term A Loans to the Borrower on the applicable Incremental Term Facility Closing Date. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed. Term A Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
(d)    Term B Borrowings. Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make on the Restatement Closing Date a single loan in Dollars consisting of a Term B Loan pursuant to the Term B Facility in an amount equal to its Pro Rata Share of the Term B Facility on the Restatement Closing Date to the Borrower. The Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Pro Rata Share of the Term B Facility. If the Borrower requests a Term Commitment Increase in respect of the Term B Facility in accordance with the provisions of Section 2.15, then subject to the terms and conditions set forth herein, each Term B Lender agreeing to provide an additional Term B Loan in accordance with the provisions of Section 2.15, shall make a single loan in an amount equal to its committed amount in respect of such additional Term B Loans to the Borrower on the applicable Incremental Term Facility Closing Date. Amounts borrowed under this Section 2.01(d) and repaid or prepaid may not be reborrowed. Term B Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
2.02    Borrowings, Conversions and Continuations of Loans.
(a)    Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent appropriately completed and signed by a Responsible Officer of the Borrower. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon

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the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of such Appropriate Lenders. Not later than 12:00 p.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all of the Appropriate Lenders. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Loan Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term Loan Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing first shall be applied to the payment in full of any such outstanding L/C Borrowings and second, shall be made available to the Borrower as provided above.

Alliant Techsystems Inc. Credit Agreement

(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than ten Interest Periods in effect unless the Administrative Agent otherwise agrees.
(f)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
2.03    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Restatement Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit, and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Subsidiary and any drawings thereunder; provided that on the date of any L/C Credit Extension with respect to any Letter of Credit and after giving effect thereto (w) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the Outstanding Amount of L/C Obligations denominated in any Alternative Currency shall not exceed $100,000,000. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested

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complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Restatement Closing Date shall be subject to and governed by the terms and conditions hereof.
(ii)    No L/C Issuer shall issue any Letter of Credit if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
(iii)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Restatement Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Closing Date and which such L/C Issuer in good faith deems material to it;
(B)    the issuance of such Letter of Credit would violate any Laws or one or more policies of such L/C Issuer (including policies as to the form, substance and beneficiary of such Letter of Credit);
(C)    except as otherwise agreed by the Administrative Agent and such L/C Issuer (such agreement not to be unreasonably withheld or delayed), such Letter of Credit is in an initial face amount less than $25,000, in the case of a Documentary Letter of Credit, or $25,000, in the case of a standby Letter of Credit (including a performance Letter of Credit);
(D)    such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
(E)    such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(F)    any Revolving Credit Lender is at that time a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer in its sole discretion (it being

Alliant Techsystems Inc. Credit Agreement

agreed that with respect to Letters of Credit denominated in Dollars, Cash Collateral in an aggregate amount equal to 105% of the amount of L/C Obligations associated with such Letters of Credit shall be satisfactory) to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(iv)    No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi)    Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions and (B) as additionally provided herein with respect to such L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto‑Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may reasonably require. In the case of a request

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for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may reasonably require.
(ii)    Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share of the Revolving Credit Facility times the amount of such Letter of Credit.
(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto‑Extension Letter of Credit”); provided that any such Auto‑Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve‑month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a specified date (the “Non Extension Notice Date”) in each such twelve‑month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension. Once an Auto‑Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clauses (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non Extension Notice

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Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or any Loan Party that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Borrower of the amount of the drawing (converted into Dollars at the Spot Rate) promptly following the determination thereof.  If the Borrower shall have received notice of such drawing, (A) prior to 12:00 Noon on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent by not later than 3:00 p.m. on the Honor Date and (B) after 12:00 Noon on the Honor Date, the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing by not later than 3:00 p.m. on the Business Day after the Honor Date. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (calculated, in the case of any drawing under a Letter of Credit denominated in any Alternative Currency at the Spot Rate) (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share (with respect to the Revolving Credit Facility) thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans in Dollars, to be disbursed on the applicable reimbursement date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

Alliant Techsystems Inc. Credit Agreement

(ii)    Each Revolving Credit Lender (including the Lender acting as the applicable L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share (with respect to the Revolving Credit Facility) of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (in the case of any Letter of Credit denominated in an Alternative Currency, in the equivalent in Dollars calculated at the Spot Rate as notified by the applicable L/C Issuer promptly following the determination thereof), whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Pro Rata Share (with respect to the Revolving Credit Facility) of such amount shall be solely for the account of the applicable L/C Issuer.
(v)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

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(vi)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share (with respect to the Revolving Credit Facility) thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share (with respect to the Revolving Credit Facility) thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

Alliant Techsystems Inc. Credit Agreement

(e)    Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor‑in‑possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(v)    any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower or any Subsidiary in respect of such Letter of Credit; or
(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document

Alliant Techsystems Inc. Credit Agreement

(other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondents, participants or assignees of such L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondents, participants or assignees of the L/C Issuers, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g)    Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.
(h)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share of the Revolving Credit Facility, a Letter of Credit Fee (the “Letter of Credit Fee”) for each Letter of Credit in an amount equal to (i) in the case of any Financial Letter of Credit (A) a rate per annum equal to the Eurodollar Rate for Revolving Credit Loans in effect from time to time for each day during the applicable calculation period as set forth in the grid in the definition of “Applicable Rate” times (B) the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit and determined, in the case of any Letter of Credit denominated in an Alternative Currency, at the Spot Rate as of the most

Alliant Techsystems Inc. Credit Agreement

recent Revaluation Date) or (ii) in the case of any Performance Letter of Credit or Documentary Letter of Credit, (A) a rate per annum equal to 75% of the Eurodollar Rate for Revolving Credit Loans in effect from time to time for each day during the applicable calculation period as set forth in the grid in the definition of “Applicable Rate” times (B) the daily maximum amount available to be drawn under such Letter of Credit and determined, in the case of any Letter of Credit denominated in an Alternative Currency, at the Spot Rate as of the most recent Revaluation Date (whether or not such maximum amount is then in effect under such Letter of Credit); provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to Section 2.16 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Pro Rata Shares of the Revolving Credit Facility allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to such L/C Issuer for its own account. Letter of Credit Fees shall be computed on a quarterly basis in arrears and due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of a Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) exists, all Letter of Credit Fees shall accrue at the Default Rate.
(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by such L/C Issuer in the amount specified in the Fee Letter or in a separate agreement to which the Borrower and such L/C Issuer (or its Affiliate) is a party, payable on the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) determined, in the case of any Letter of Credit denominated in an Alternative Currency, at the Spot Rate. Such fronting fee shall be due and payable (i) in the case of any Financial Letter of Credit or Performance Letter of Credit, on the last Business Day of March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) in the case of any Documentary Letter of Credit, on the date of issuance of any such Letter of Credit. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, correspondent bank fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)    Monthly L/C Issuer Report. On the fifth Business Day of each month, each L/C Issuer (other than Bank of America, in the event it is an L/C Issuer) shall deliver a report to the

Alliant Techsystems Inc. Credit Agreement

Administrative Agent identifying (i) each Letter of Credit and the type and currency of such Letter of Credit issued by it during the prior month, and (ii) with respect to each Letter of Credit issued by it that remains outstanding, (A) the face amount thereof as of the end of the prior month and the maximum potential face amount thereof, (B) the amount thereof that was drawn in the prior month and (C) the amount thereof that remains undrawn as of the last Business Day of the prior month.
(l)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
(m)    Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(c)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non‑terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.16. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such Maturity Date.
2.04    Swing Line Loans.
(a)    The Swing Line. Subject to the terms and conditions set forth herein and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, each Swing Line Lender may, in its sole discretion, make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share (with respect to the Revolving Credit Facility) of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the applicable Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata

Alliant Techsystems Inc. Credit Agreement

Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment and (iii) the aggregate Outstanding Amount of the Swing Line Loans shall not exceed the Swing Line Sublimit, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share of the Revolving Credit Facility times the amount of such Swing Line Loan.
(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable written notice to the applicable Swing Line Lender and the Administrative Agent appropriately completed and signed by a Responsible Officer of the Borrower. Each such notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by such Swing Line Lender of any Swing Line Loan Notice, such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the applicable Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a) or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, such Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of such Swing Line Lender in immediately available funds.
(c)    Refinancing of Swing Line Loans.
(i)    Each Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes each Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Credit Facility) of the amount of Swing Line Loans made by such Swing Line Lender then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02. The applicable Swing

Alliant Techsystems Inc. Credit Agreement

Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share (with respect to the Revolving Credit Facility) of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the applicable Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such Swing Line Lender.
(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by any Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of such Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), such Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Swing Line Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the applicable Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No

Alliant Techsystems Inc. Credit Agreement

such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if any Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Pro Rata Share (with respect to the Revolving Credit Facility) of such payment in the same funds as those received by such Swing Line Lender.
(ii)    If any payment received by any Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to such Swing Line Lender its Pro Rata Share thereof (with respect to the Revolving Credit Facility) on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the applicable Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. Each Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans made by it. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Pro Rata Share (with respect to the Revolving Credit Facility) of any Swing Line Loan, interest in respect of such Pro Rata Share (with respect to the Revolving Credit Facility) shall be solely for the account of the applicable Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the applicable Swing Line Lender.
(g)    Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date shall have occurred in respect of any tranche of Revolving Credit Commitments at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer Maturity Date, then on the earliest occurring Maturity Date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such Maturity Date); provided, however, that if on the occurrence of such earliest Maturity Date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(m)), there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant the Extended Revolving Credit Commitments which will remain in effect after the occurrence of such Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swing

Alliant Techsystems Inc. Credit Agreement

Line Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Credit Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest Maturity Date.
2.05    Prepayments.
(a)    Optional. (i)  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty (subject, in the case of Term B Loans, to Section 2.05(d)); provided that (1) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of prepayment pursuant to this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied (i) to the Term A Facility, the Term B Facility or, if applicable, any Incremental Term Facilities as directed by the Borrower and (ii) to the principal repayment installments of the applicable facility on a pro rata basis and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of the applicable facility. Subject to Section 2.17, each prepayment of the outstanding Revolving Credit Loans shall be applied to the Revolving Credit Loans of the Lenders in accordance with their respective Pro Rata Shares of the Revolving Credit Facility.
(ii)    The Borrower may, upon notice to the applicable Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans made by such Swing Line Lender in whole or in part without premium or penalty; provided that (1) such notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment and (2) any such prepayment shall be in a minimum principal amount of $500,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of prepayment pursuant to this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may

Alliant Techsystems Inc. Credit Agreement

be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.
(b)    Mandatory. (i)  Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subject Subsidiaries in respect of its property or assets, after the first $50,000,000 of Net Cash Proceeds relating to any Extraordinary Receipt (it being understood and agreed that the Specified Net Cash Proceeds shall not be taken into account for purposes of calculating such first $50,000,000) and thereafter any amount in excess of $5,000,000 for any one event or series of related events, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom within three Business Days after the date of receipt thereof by the Borrower or such Subsidiary subject to the provisions of Section 2.05(b)(iv); provided that so long as no Default shall have occurred and be continuing, (A) if the Borrower intends to reinvest the Net Cash Proceeds thereof in capital assets used or useful in the business which may (but are not required to) be a replacement, restoration or repair of the assets or property in respect of which the Extraordinary Receipt was received, it shall deliver written notice of such intention to the Administrative Agent on or prior to the fifth Business Day immediately following the date on which Borrower receives such Net Cash Proceeds, (B) if the Borrower shall have delivered such notice, the Net Cash Proceeds thereof may be reinvested so long as within 12 months after the receipt of such Net Cash Proceeds such reinvestment shall have begun and so long as such reinvestment has not been terminated, abandoned or unreasonably delayed, and is substantially completed within 24 months after the date of receipt of such Net Cash Proceeds (provided that if the relevant project is not substantially completed within 24 months after such date of receipt, the Borrower shall have up to an additional 12 months to complete such project so long as it certifies in a written notice to the Administrative Agent delivered prior to the expiration of such 24‑month period that it reasonably expects completion to occur within such additional 12‑month period and attaching a budget and schedule for the remaining portion of the construction that evidences the same) and (C) within 10 days of the date the Borrower consummates such restoration, repair or replacement or purchase, it shall deliver a certificate of a Responsible Officer to the Administrative Agent certifying that all, or, subject to the immediately succeeding proviso, part of, such Net Cash Proceeds have been reinvested in accordance with the proviso of this Section 2.05(b)(i) and, as a result, no mandatory prepayments are required under this Section 2.05(b)(i); provided further that any Net Cash Proceeds not so reinvested at the end of such period shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05. The Borrower confirms that it received $44,000,000 of Net Cash Proceeds from Extraordinary Receipts through September 2013 (the “Specified Net Cash Proceeds”) and delivered a notice dated September 11, 2013 to the Administrative Agent relating thereto under the Existing Credit Agreement. Unless the Borrower reinvests such Net Cash Proceeds in accordance with clause (B) of the preceding sentence, such Net Cash Proceeds shall be applied to the prepayment of the Loans in accordance with this Section 2.05(b)(i).
(ii)    Each prepayment of Loans pursuant to this Section 2.05(b) shall be applied, first, ratably to the Term A Facility, the Term B Facility and, if applicable, the Incremental Term Facilities and to the principal repayment installments thereof on a pro rata basis and, thereafter, to the Revolving Credit Facility in the manner set forth in clause (iii) of this Section 2.05(b).

Alliant Techsystems Inc. Credit Agreement

(iii)    Prepayments of the Revolving Credit Facility made pursuant to clause (i) of this Section 2.05(b), first, shall be applied to prepay L/C Borrowings outstanding at such time until all such L/C Borrowings are paid in full, second, shall be applied to prepay Swing Line Loans outstanding at such time until all such Swing Line Loans are paid in full, and, third, shall be applied to prepay Revolving Credit Loans outstanding at such time until all such Revolving Credit Loans are paid in full; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all Loans and L/C Borrowings outstanding at such time, may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit, which has been Cash Collateralized, such funds shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the Revolving Credit Lenders, as applicable.
(iv)    Notwithstanding the provisions of Section 2.05(b)(i), if any mandatory prepayments under Section 2.05(b)(i) would result in the Borrower incurring any obligation (as determined in the reasonable judgment of the Borrower) under Section 3.05 as a result of any such mandatory prepayment of Eurodollar Loans prior to the last day of an Interest Period, so long as no Event of Default has occurred and is continuing, the Borrower may defer the making of such mandatory prepayment until the earlier of (A) the last day of such Interest Period and (B) the date thirty days after the date on which such mandatory prepayment would otherwise have been required to be made.
(c)    If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans the Total Outstandings exceed the Aggregate Commitments then in effect.
(d)    Prepayment Premium. The Borrower shall pay a prepayment premium in connection with any Repricing Event with respect to all or any portion of the Term B Loans incurred on the Restatement Closing Date that occurs on or before the date that is six months after the Restatement Closing Date, in the amount of 1.00% of the principal amount of the Term B Loans subject to such Repricing Event.
2.06    Termination or Reduction of Commitments.
(a)    Optional. The Borrower may, upon notice to the Administrative Agent, terminate the unused portions of the Term Commitments, the Letter of Credit Sublimit or the unused Revolving Credit Commitments, or from time to time permanently reduce the unused portions of the Term Commitments, the Letter of Credit Sublimit or the unused Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving

Alliant Techsystems Inc. Credit Agreement

Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.
(b)    Mandatory. (i)  The aggregate Term Commitments under any Term Facility shall be automatically and permanently reduced to zero on the date of a Term Borrowing under such Term Facility (after giving effect to such Term Borrowing).
(ii)    If after giving effect to any reduction or termination of unused Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess.
(c)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Term Commitment, the Letter of Credit Sublimit or the unused Revolving Credit Commitment under this Section 2.06. Each reduction of the unused portion of the Term Commitments pursuant to Section 2.06(a) shall be applied ratably to the Term A Facility, the Term B Facility and, if applicable, the Incremental Term Facilities and to the principal repayment installments thereof on a pro rata basis. Upon any reduction of unused Commitments under a Facility, the Commitment of each Lender under such Facility shall be reduced by such Lender’s Pro Rata Share of the amount by which such Facility is reduced. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
(d)    Scheduled Reduction of Incremental Term Commitments. With respect to any Incremental Term Facility, any reduction in the Incremental Term Commitments under such Incremental Term Facility shall be set forth in the applicable Incremental Term Facility Supplement.
.07    Repayment of Loans.
(a)    Term A Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term A Lenders the aggregate principal amount of all Term A Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Date	Amount
March 31, 2014	$12,625,000
June 30, 2014	$12,625,000

Alliant Techsystems Inc. Credit Agreement

September 30, 2014	$12,625,000
December 30, 2014	$12,625,000
March 30, 2015	$12,625,000
June 30, 2015	$12,625,000
September 30, 2015	$12,625,000
December 31, 2015	$12,625,000
March 31, 2016	$12,625,000
June 30, 2016	$12,625,000
September 30, 2016	$12,625,000
December 30, 2016	$12,625,000
March 31, 2017	$12,625,000
June 30, 2017	$12,625,000
September 29, 2017	$12,625,000
December 29, 2017	$12,625,000
March 29, 2018	$12,625,000
June 29, 2018	$12,625,000
September 30, 2018	$12,625,000

provided, however, that the final principal repayment installment of the Term A Loans shall be repaid on the Maturity Date for the Term A Facility under which such Term A Loans were made and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date.
(b)    Term B Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term B Lenders the aggregate principal amount of all Term B Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Date	Amount
March 31, 2014	$625,000
June 30, 2014	$625,000
September 30, 2014	$625,000
December 30, 2014	$625,000
March 30, 2015	$625,000
June 30, 2015	$625,000
September 30, 2015	$625,000
December 31, 2015	$625,000
March 31, 2016	$625,000
June 30, 2016	$625,000
September 30, 2016	$625,000
December 30, 2016	$625,000
March 31, 2017	$625,000

Alliant Techsystems Inc. Credit Agreement

June 30, 2017	$625,000
September 29, 2017	$625,000
December 29, 2017	$625,000
March 29, 2018	$625,000
June 29, 2018	$625,000
September 30, 2018	$625,000
December 30, 2018	$625,000
March 31, 2019	$625,000
June 30, 2019	$625,000
September 30, 2019	$625,000
December 30, 2019	$625,000
March 31, 2020	$625,000
June 30, 2020	$625,000
September 30, 2020	$625,000

provided, however, that the final principal repayment installment of the Term B Loans shall be repaid on the Maturity Date for the Term B Facility under which such Term B Loans were made and in any event shall be in an amount equal to the aggregate principal amount of all Term B Loans outstanding on such date.
(c)    Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.
(d)    Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date thirty days after such Loan is made and (ii) the Maturity Date.
(e)    Incremental Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Incremental Term Loan Lenders the aggregate principal amount of all Incremental Term Loans under any applicable Incremental Term Facility outstanding on the dates in the respective amounts on such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) as may be set forth in the applicable Incremental Term Facility Supplement: provided, however, that the final principal repayment installment of the applicable Incremental Term Loans shall be repaid on the Maturity Date for the applicable Incremental Term Facility under which such Incremental Term Loans were made and in any event shall be in an amount equal to the aggregate principal amount of all applicable Incremental Term Loans outstanding on such date.
2.08    Interest.
(a)    Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per

Alliant Techsystems Inc. Credit Agreement

annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for the applicable Facility; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the applicable facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a fluctuating rate per annum equal the Base Rate plus the Applicable Rate for the Revolving Credit Facility.
(b)    (i) During all times that an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) shall have occurred and be continuing, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees. In addition to certain fees described in Sections 2.03(h) and (i):
(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share of the Revolving Credit Facility, a commitment fee equal to the Applicable Rate for the Revolving Credit Facility times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Restatement Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)    Other Fees. (i)  The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters to which the Borrower and such Person are parties. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)    The Borrower shall pay to the Administrative Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other

Alliant Techsystems Inc. Credit Agreement

computations of fees and interest shall be made on the basis of a 360‑day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365‑day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.11    Evidence of Indebtedness.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(c)    Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(b), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.
2.12    Payments Generally.
(a)    All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative

Alliant Techsystems Inc. Credit Agreement

Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(b)    If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
(c)    Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
(i)    if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and
(ii)    if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the

Alliant Techsystems Inc. Credit Agreement

applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights, which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.
(d)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(e)    The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
(f)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(g)    The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.
(h)    Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (A) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Alliant Techsystems Inc. Credit Agreement

2.13    Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
The provisions of this Section shall not be construed to apply to (x) the application of Cash Collateral provided for in Section 2.16 or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).
2.14    Increase in Revolving Commitments.
(a)    So long as no Default has occurred and is continuing and no Default would result therefrom, upon notice to the Administrative Agent, the Borrower may from time to time request an increase in the Revolving Credit Commitments (each request for an increase in Revolving Credit Commitments being a “Revolving Credit Commitment Increase”); provided that (i) any such request for an increase shall be in a minimum amount of $15,000,000 (unless the Administrative Agent otherwise agrees) and (ii) the aggregate amount of Revolving Credit Commitment Increases

Alliant Techsystems Inc. Credit Agreement

effected from time to time after the date hereof (together with the amount of Term Commitment Increases effected pursuant to Section 2.15) shall not exceed an amount equal to the greater of (x) $750,000,000 and (y) an amount that would not cause the Consolidated Senior Secured Leverage Ratio to exceed 2.50:1.00 for the fiscal quarter most recently ended for which a Compliance Certificate has been delivered and calculated on a pro forma basis after giving effect to any such incurrence (and assuming for purposes of such calculation that such Revolving Credit Commitment Increase is fully drawn). The Borrower may request additional Revolving Credit Commitments from existing Lenders or new lenders that are Eligible Assignees and upon execution of a Joinder Agreement, such Eligible Assignees shall become Revolving Credit Lenders hereunder. Schedule 2.01 shall be modified accordingly for all such new Revolving Credit Commitments. No Lender shall be obligated to provide any new Revolving Credit Commitments unless it so agrees and the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Revolving Credit Commitment Increase.
(b)    If the Commitments are increased in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists.
(c)    On each Increase Effective Date, (x) the Borrower shall prepay Revolving Credit Loans outstanding on such Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05), including with the proceeds of new Revolving Credit Borrowings, to the extent necessary to keep Revolving Credit Loans ratable with any revised Pro Rata Shares (in respect of the Revolving Credit Facility) arising from any nonratable increase in the Commitments under this Section 2.14, and (y) if any L/C Advances are then outstanding pursuant to Section 2.03(c)(iii) or any participations in Swing Line Loans pursuant to Section 2.04(c)(ii) are outstanding, each Additional Revolving Credit Lender and each existing Revolving Credit Lender increasing its Revolving Credit Commitments shall make such L/C Advances or fund such participations in Swing Line Loans, and the L/C Advances or participations in Swing Line Loans of existing Revolving Credit Lenders not increasing their Revolving Credit Commitments shall be repaid, in each case, to the extent necessary to keep such L/C Advances and participations ratable with any revised Pro Rata Shares (in respect of the Revolving Credit Facility) arising from any nonratable increase in the Commitments pursuant to this Section 2.14.

Alliant Techsystems Inc. Credit Agreement

(d)    This Section shall supersede any provisions in Section 2.13 and Section 10.01 to the contrary.
2.15    Increase in Term Loan Commitments.
(a)    Upon notice to the Administrative Agent, the Borrower may from time to time, request the addition of one or more new term loan facilities (each an “Incremental Term Facility”) (each such request for an Incremental Term Facility being a “Term Commitment Increase”); provided that (i) any such request for Term Commitment Increase shall be in a minimum amount of $50,000,000 (unless otherwise agreed by the Administrative Agent) and (ii) the aggregate amount of Term Commitment Increases and Incremental Term Facilities effected from time to time after the date hereof (together with the amount of Revolving Credit Commitment Increases effected pursuant to Section 2.14) shall not exceed an amount equal to the greater of (x) $750,000,000 and (y) an amount that would not cause the Consolidated Senior Secured Leverage Ratio to exceed 2.50:1.00 for the fiscal quarter most recently ended for which a Compliance Certificate has been delivered and calculated on a pro forma basis after giving effect to any such incurrence. The Maturity Date for any Incremental Term Facility shall not be prior to the date that is 91 days after the Maturity Date in respect of the Term B Facility as of the Restatement Closing Date (provided that up to $375,000,000 of the Incremental Term Facilities may mature prior to such date so long as it does not mature prior to the date that is 91 days after the Maturity Date of the Term A Facility and provided, further, that Incremental Term Loans having identical terms to the Term B Facility may have the same Maturity Date as the Maturity Date in respect of the Term B Facility) as of the Restatement Closing Date. The Incremental Term Loans in respect of any Incremental Term Facility shall not amortize more rapidly (determined on the basis of amortization as a percentage of the initial principal amount) than the quarterly installments of Term A Loans. The Incremental Term Loans in respect of any Incremental Term Loan Facility shall rank equal in right of payment with the Loans, shall be secured by the Collateral and shall be Guaranteed only by the Guarantors.
(b)    The Borrower may request additional Incremental Term Facilities from existing Lenders or new lenders that are Eligible Assignees. No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees and the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Incremental Term Loans. Any Eligible Assignee or new lender agreeing to a Commitment in respect of an Incremental Term Facility shall, upon execution of a Joinder Agreement, become a Term Lender hereunder. Such Incremental Term Facility, and the terms thereof, shall be set forth in an Incremental Term Facility Supplement to this Agreement among the Borrower and the Lenders under the Incremental Term Facility (upon execution of an Incremental Term Facility Supplement any Eligible Assignee shall become a Term Lender hereunder). Schedule 1 to such Incremental Term Facility Supplement shall set forth the Incremental Term Commitments of each Incremental Term Loan Lender.
(c)    If Incremental Term Facilities are effected in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Incremental Effective Date”) and the final allocation of such Incremental Term Facility. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Incremental Effective Date. As a condition precedent to such increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Incremental

Alliant Techsystems Inc. Credit Agreement

Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and (B) in the case of the Borrower, certifying that the conditions to borrowing set forth in Section 4.02 are satisfied, and (ii) each Guarantor shall reaffirm its obligations under the Guaranty.
(d)    This Section shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.
2.16    Cash Collateral.
(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or any L/C Issuer (i) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender that is a Revolving Credit Lender, immediately upon the request of the Administrative Agent, any L/C Issuer or any Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender).
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non‑interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders (including the Swing Line Lenders), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.04, 2.05, 2.17 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

Alliant Techsystems Inc. Credit Agreement

(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuers or Swing Line Lenders, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.17    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent under this Agreement for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to an L/C Issuer or a Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by an L/C Issuer or a Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non‑interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, an L/C Issuer or a Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that

Alliant Techsystems Inc. Credit Agreement

Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non‑Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).
(iv)    Reallocation of Pro Rata Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender that is a Revolving Credit Lender, for purposes of computing the amount of the obligation of each non‑Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the Pro Rata Share of each non‑Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; and (ii) the aggregate obligation of each non‑Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non‑Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lenders and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no

Alliant Techsystems Inc. Credit Agreement

change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.18    Extension of Maturity Date.
(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of a tranche of Term Loans with a like Maturity Date or Revolving Credit Commitments with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with the same Maturity Date, as the case may be), the Borrower may from time to time extend the Maturity Date of any Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing or decreasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders and the representations and warranties contained in Article V and the other Loan Documents shall be true and correct in all material respects on and as of the time the offering document in respect of an Extension Offer is delivered to the Lenders, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.18, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, (ii) except as to interest rates, fees and final maturity, the Revolving Credit Commitment of any Revolving Credit Lender (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that (x) subject to the provisions of Sections 2.03(m) and 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a Maturity Date when there exist Extended Revolving Credit Commitments with a longer Maturity Date, all Swing Line Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their Pro Rata Share of the Revolving Credit Facility (and except as provided in Sections 2.03(m) and 2.04(g), without giving effect to changes thereto on an earlier Maturity Date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving

Alliant Techsystems Inc. Credit Agreement

Credit Commitments (and related outstandings) and (B) repayments required upon the Maturity Date of the non‑extending Revolving Credit Commitments) and (y) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different Maturity Dates (unless the Administrative Agent otherwise agrees), (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer, (iv) the applicable amortization schedule applicable to Term Loans pursuant to Section 2.07 for periods prior to the original Maturity Date may not be increased, (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the applicable Extended Term Loans, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of applicable Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which the applicable Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of applicable Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the applicable Term Loans or Revolving Credit Loans, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing and (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. For the avoidance of doubt, no Lender shall be required to participate in any Extension and any Lender that fails to consent to an Extension Offer shall be deemed to have declined such Extension Offer.
(b)    With respect to all Extensions consummated by the Borrower pursuant to this Section 2.18, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable tranches be extended. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.05 and 2.13) or any other Loan Document

Alliant Techsystems Inc. Credit Agreement

that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.18.
(c)    The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower (and without the consent of any other Person) as may be necessary in order to establish new tranches or sub‑tranches in respect of Revolving Credit Commitments or Term Loans so extended and such amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub‑tranches, in each case on terms consistent with this Section 2.18. Notwithstanding the foregoing, each of the Administrative Agent and the Collateral Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to the manner in which the amendments contemplated by this Section 2.18(c) are drafted and implemented and, if the Administrative Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence, it being understood that this provision relates solely to the manner of implementation; provided, however, that whether or not there has been a request by the Administrative Agent or the Collateral Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agent or the Collateral Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest Maturity Date so that such maturity date is extended to the then latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).
(d)    In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.18.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for Taxes, excluding, in the case of the Administrative Agent and each Lender, (i) Taxes imposed on or measured by its net income (however denominated) or gross income, or franchise Taxes, in each case (A) imposed by the United States or by any jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or in which the Administrative Agent or such Lender has a lending office or its principal office or (B) that are Other Connection Taxes, (ii) branch profits Taxes, and any similar Taxes, imposed by the United States or any other jurisdiction in which any such lending office or

Alliant Techsystems Inc. Credit Agreement

principal executive office is located or in which the Administrative Agent or such Lender, as the case may be, is deemed to be doing business, (iii) in the case of a Lender, the amount of U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law as in effect on the date on which (1) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.06(c)) or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 3.01(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iv) Taxes attributable to a Lender’s or the Administrative Agent’s failure to comply with Section 10.14(a) and (v) any U.S. federal withholding Taxes imposed pursuant to FATCA (all such non‑excluded Taxes being hereinafter referred to as “Indemnified Taxes” and all such excluded Taxes being hereinafter referred to as “Excluded Taxes”). If any withholding agent shall be required by any applicable Laws to deduct or withhold any Tax from or in respect of the payment of any sum payable to the Administrative Agent or any Lender by or on account of any obligations of the Borrower under any Loan Document, then (w) if such Tax is an Indemnified Tax, the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)), the Administrative Agent or such Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (x) such withholding agent shall be entitled to make such deductions and withholdings, (y) such withholding agent shall timely pay the full amount deducted or withheld to the relevant taxation authority or other Governmental Authority in accordance with applicable Laws and (z) within 30 days after the date of such payment to such Governmental Authority, such withholding agent shall furnish to the Administrative Agent (which shall forward the same to the applicable Lender) or to such Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or such other written evidence of payment thereof that is reasonably satisfactory to the Administrative Agent.
(b)    In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary Taxes and any other excise, property, intangible or mortgage recording Taxes or similar charges or levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).
(c)    The Borrower agrees to indemnify the Administrative Agent and each Lender for the full amount of any Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section), in each case to the extent paid by the Administrative Agent or such Lender, as applicable, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 3.01(c) shall be made within 30 days after the date such Lender or the Administrative Agent makes a demand therefor. A certificate setting forth the amount of such payment delivered by a Lender or the Administrative Agent to the Borrower shall be conclusive absent the manifest error.

Alliant Techsystems Inc. Credit Agreement

(d)    If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of Indemnified Taxes or Other Taxes paid by the Borrower or for which the Borrower has indemnified any Lender party or the Administrative Agent, as the case may be, pursuant to this Section 3.01, then such Lender or the Administrative Agent, as applicable, shall pay the amount of such refund, net of any expenses incurred by, or any Indemnified Taxes or Other Taxes imposed on, such Lender or the Administrative Agent, to the Borrower within 30 days of the receipt of such amount; provided that the Borrower agrees, upon the request of such Lender or the Administrative Agent, to promptly return the amount of such refund (or a portion thereof) to such Lender or the Administrative Agent (together with the amount of any applicable penalties, interest or other charges in respect thereof) if such Lender or the Administrative Agent is required to repay such refund (or a portion thereof) to the relevant Governmental Authority. Notwithstanding the foregoing, (i) the Borrower shall not be entitled to review the tax records or financial information of any Lender or the Administrative Agent and (ii) for the avoidance of doubt, neither the Administrative Agent nor any Lender shall have any obligation to pursue any refund of Indemnified Taxes or Other Taxes paid by the Borrower. Notwithstanding anything to the contrary in this clause (d), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this clause (d) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.
(e)    The Administrative Agent may withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents, including Taxes for which the Borrower is not required to pay additional amounts pursuant to Section 3.01(a). Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e). The obligations of the Lenders under this paragraph (e) shall survive the termination of the Commitments, the repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

Alliant Techsystems Inc. Credit Agreement

3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
3.03    Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or

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continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
3.04    Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.
(a)    If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law that becomes effective after the date hereof (and in the case of a Lender acquiring its interest in any Loan or Commitment in an Assignment and Assumption, after the date of such Assignment and Assumption) or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding, converting to, continuing or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, Excluded Taxes or Other Taxes (as to which Section 3.01 shall govern) and (ii) reserve requirements contemplated by Section 3.04(c) utilized in the determination of the Eurodollar Rate), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. A certification as to the amount of such increased cost, including a calculation thereof in reasonable detail, shall be submitted to the Borrower upon the making of any demand pursuant to this Section.
(b)    If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case, that becomes effective after the date hereof (and in the case of a Lender acquiring its interest in any Loan or Commitment in an Assignment and Assumption, after the date of such Assignment and Assumption), or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity requirements and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction. A certification as to the amount of such additional amounts owed to such Lender under this Section 3.04(b), including a calculation thereof in reasonable detail, shall be submitted to the Borrower upon the making of any demand pursuant to this Section.
(c)    The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice

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(with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.
(d)    Notwithstanding the foregoing subsections (a) and (b) of this Section 3.04, the Borrower shall only be obliged to compensate any Lender for any amount arising or accruing during (i) any time period commencing not more than (A) in the case of subsection (a), six months and (B) in the case of subsection (b), three months, prior to the date on which such Lender notifies the Administrative Agent and the Borrower that it proposes to demand such compensation and identifies to the Administrative Agent and the Borrower the statute, regulation or other basis upon which the claimed compensation is or will be based and (ii) any time period during which, because of the retroactive application of such statute, regulation or other basis, such Lender did not know that such amount would arise or accrue.
(e)    Notwithstanding anything in this Agreement to the contrary, (x) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, regulations or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, regulations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have become effective after the date hereof, regardless of the date enacted, adopted or issued.
3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower (including any such failure arising as a result of a revocation by the Borrower of any notice of prepayment, borrowing, continuation or conversion); or
(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.16;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

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For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06    Matters Applicable to all Requests for Compensation.
(a)    A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.
(b)    If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any material amount of Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (A) would eliminate or materially reduce amounts payable pursuant to Sections 3.01 or 3.04, as the case may be, in the future and (B) would not subject such lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.
(c)    If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, the relevant lender has declined or is unable to designate a different lending office in accordance with Section 3.06(b), then the Borrower may replace such Lender in accordance with Section 10.16 if such replacement would result in a reduction of such compensation or Taxes.
3.07    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions of Restatement.
The amendment and restatement of the Existing Credit Agreement pursuant hereto shall become effective on and as of the date (the “Restatement Closing Date”), which shall occur on or prior to November 15, 2013, on which each of the following conditions precedent shall have been satisfied or duly waived:

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(a)    Substantially contemporaneously with the Restatement Closing Date and the making of the initial Loans hereunder, all principal of, and interest on, Loans owed to the Existing Lenders and all accrued fees and other amounts payable to the Existing Lenders shall have been paid in full.
(b)    The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by delivery of originals to the Administrative Agent) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Restatement Closing Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Closing Date) and each in form and substance satisfactory to the Administrative Agent:
(i)    executed counterparts of this Agreement and the Guaranty;
(ii)    a Note duly executed by the Borrower in favor of each Lender requesting a Note;
(iii)    an amended and restated security agreement, in substantially the form of Exhibit G hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with, to the extent not already delivered to the Administrative Agent, certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt endorsed in blank;
(iv)    copies of proper financing statements, to be filed on or after the day of the initial Credit Extension under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement;
(v)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
(vi)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party (A) is duly organized or formed, including certified true and correct copies of the charter of each Loan Party, and each amendment thereto, as in effect on the Restatement Closing Date, and (B) is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

Alliant Techsystems Inc. Credit Agreement

(vii)    a favorable opinion of Cravath, Swaine & Moore LLP, special counsel to the Loan Parties, addressed to each Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent;
(viii)    favorable opinions of local counsel for the Loan Parties in the jurisdictions set forth on Exhibit J, in each case in form and substance reasonably satisfactory to the Administrative Agent;
(ix)    a favorable opinion of general counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent;
(x)    a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(xi)    a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that since September 4, 2013, no fact, event, condition, change, occurrence or effect shall have occurred which has had or would reasonably be expected to have a Company Material Adverse Effect;
(xii)    a certificate attesting to the Solvency of the Loan Parties, on a consolidated basis, before and after giving effect to the Transaction, from the Chief Financial Officer of the Borrower, in substantially the form of Exhibit I hereto; and
(xiii)    certified copies of each of the Bushnell Stock Purchase Agreement and the Senior Notes Documents, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request.
(c)    The Borrower shall have paid, prior to the Restatement Closing Date, (i) all fees and expenses (including the reasonable fees and expenses of Shearman & Sterling LLP) required to be paid on the Restatement Closing Date pursuant to the Fee Letters and (ii) all other fees and expenses required to be paid pursuant to Section 10.04(a) for which invoices shall have been presented to the Borrower at least 3 days prior to the Restatement Closing Date.
(d)    Since September 4, 2013, no fact, event, condition, change, occurrence or effect shall have occurred which has had or would reasonably be expected to have a Company Material Adverse Effect.
(e)    The Bushnell Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial funding of the Facilities, in each case in accordance with the Bushnell Stock Purchase Agreement, without giving effect to any waiver or

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amendment thereof or consent thereunder, in each case, that is materially adverse to the interests of the Lenders, without the prior written consent of the Arrangers; provided that (A) any reduction in the purchase price and (B) any change to the definition of Company Material Adverse Effect shall in each case be deemed to be materially adverse to the interests of the Lenders (it being understood and agreed that any decrease in the purchase price of less than 10% shall not in and of itself be deemed to be a modification which is materially adverse to the interests of the Lenders).
4.02    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
(a)    (i) In the case of an Incremental Acquisition Term Facility, the Specified Representations, (ii) in the case of the Loans made in connection with the Transaction on the Restatement Closing Date, the Specified Representations and the Bushnell Representations and (iii) in all other cases, the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.
(b)    Except with respect to the Request for Credit Extensions made in connection with the amendment and restatement of the Existing Credit Agreement on the Restatement Closing Date, no Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom; provided that with respect to any Incremental Acquisition Term Facility the primary purpose of which is to finance an Acquisition permitted by this Agreement, the requirement pursuant to this clause (b) shall be that no Default under Section 8.01(a) or (f) shall exist after giving effect to such Incremental Term Loans.
(c)    The Administrative Agent and, if applicable, an L/C Issuer or a Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that, to the extent applicable, the conditions specified in Sections 4.02(a) and (b) have been satisfied or will be satisfied on and as of the date of the applicable Credit Extension and the Administrative Agent shall have received for the account of such Lender or such L/C Issuer a certificate signed by a duly authorized officer of the Borrower, dated the date of such Credit Extension, stating that such statements are true.

Alliant Techsystems Inc. Credit Agreement

ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Agents and the Lenders that:
5.01    Existence, Qualification and Power; Compliance with Laws. The Borrower and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license and (d) is in compliance with all Laws (such compliance to include compliance with the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, and with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub.L.107‑56 and all other laws and regulations relating to money laundering and terrorist activities); except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) violate any Law; or (d) result in the creation of any Lien other than a Lien expressly permitted under Section 7.01, except with respect to any conflict, breach or contravention or payment referred to in clause (b)(i), to the extent that such conflict, breach or contravention or payment could not reasonably be expected to have a Material Adverse Effect.
5.03    Governmental Authorization; Other Consents. As of the Restatement Date and as of each date for which Schedule 5.03 has been supplemented in accordance with Section 6.02(i), no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Material Debt Document, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority (subject to Specified Statutory Liens) nature thereof) or (iv) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) the authorizations, approvals, actions, notices and filings listed on Schedule 5.03 hereto, all of which have been duly obtained,

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taken, given or made and are in full force and effect except as otherwise stated in such Schedule 5.03 and (ii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect. The Bushnell Acquisition has been consummated in accordance with the Bushnell Stock Purchase Agreement and applicable Law.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.
5.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)    The unaudited consolidated financial statements of the Borrower and its Subsidiaries as of June 30, 2013 and the related consolidated statements of income or operations and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year‑end audit adjustments.
(c)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
5.07    No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and

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is continuing or would result from the consummation of the Transactions contemplated by this Agreement, any other Loan Document or the Bushnell Stock Purchase Agreement.
5.08    Ownership of Property; Liens; Investments.
(a)    The Borrower and each Subject Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business as it is currently conducted, except for Permitted Liens and such other defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    The property of the Borrower and its Subject Subsidiaries is subject to no Liens, other than Permitted Liens.
(c)    As of the Restatement Date and as of each date for which such Schedule 5.08(c) has been supplemented in accordance with Section 6.02(i), set forth on Schedule 5.08(c) hereto is a complete and accurate list, as of the Restatement Closing Date, of all owned real property with a book value in excess of $10,000,000 owned by the Borrower and its Subject Subsidiaries, as of the date hereof showing the street address, county or other relevant jurisdiction, state, and record owner thereof.
5.09    Environmental Matters.
(a)    Borrower and its Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required Environmental Permits, other than non‑compliances that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)    Neither the Borrower nor any of its Subsidiaries nor any property currently or, to the knowledge of Borrower or any of its Subsidiaries, previously owned, operated or leased by or for Borrower or any of its Subsidiaries is subject to any pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)    Except as set forth on Schedule 5.09(c), as of the Restatement Closing Date and as of each date for which such Schedule has been supplemented in accordance with Section 6.02(i), neither the Borrower nor any of its Subsidiaries is a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog, other than instances that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)    Other than instances that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, there are no facts, circumstances or conditions known to Borrower or any of its subsidiaries arising out of or relating to the operations or ownership of Borrower or any of its Subsidiaries or of the property owned, operated or leased

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by Borrower or any of its Subsidiaries that are not specifically included in the financial information furnished to the Lenders that could be reasonably expected to result in any material Environmental Liabilities, unless such liabilities are (i) covered by environmental liability insurance, (ii) subject to an indemnity from a Governmental Party, or (iii) subject to an indemnity satisfactory to the Borrower from a Person that is not an Affiliate of the Borrower that the board of directors of the Borrower have determined in good faith is appropriately credit worthy in relation to the potential amount of such liabilities.
(e)    As the date hereof, no Environmental Lien has attached to any property of Borrower or its Subsidiaries and, to the knowledge of Borrower or its Subsidiaries, no facts, circumstance or conditions exist that could, individually or in the aggregate, reasonably be expected to result in an Environmental Lien that would have a Material Adverse Effect.
(f)    Neither Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, as of the Restatement Closing Date, any investigation or assessment or Remedial Action relating to any actual or threatened release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by Borrower or any of its Subsidiaries have been disposed of in a manner that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
5.10    Insurance. The properties of the Borrower and its Subsidiaries are insured in such amounts (after giving effect to any self‑insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
5.11    Taxes. The Borrower and its Subsidiaries have filed all federal and all material state and other tax returns and reports required to be filed, and have paid all material federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are not yet due or are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.
5.12    ERISA Compliance.
(a)    Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower or any ERISA Affiliate after due and diligent investigation, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application

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for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
(b)    There are no pending or, to the knowledge of the Borrower or any ERISA Affiliate after due and diligent investigation, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction described in Sections 4069 or 4212(c) of ERISA.
(d)    With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangements”), any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.
5.13    Subsidiaries; Equity Interests. As of the Restatement Date and as of each date for which such Schedule 5.13 has been supplemented in accordance with Section 6.02(i): (i) the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such material Subsidiaries (other than COI Ceramics, Inc.) have been validly issued, are fully paid and non‑assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents and liens permitted under Section 7.01(c); (ii) the Borrower and its Subject Subsidiaries have no Investments constituting Equity Interests in any Person other than (x) Subject Subsidiaries and (y) those specifically disclosed in Part (b) of Schedule 5.13; and (iii) set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Restatement Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non‑U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation; and (iv) the charter of each Loan Party and each amendment thereto (in the form of the copies provided pursuant to Section 4.01(b)(vi)) is valid and in full force and effect.

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5.14    Margin Regulations; Investment Company Act.
(a)    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.
(b)    None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15    Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time; it being understood that such projections may vary from actual results and that such variances may be material.
5.16    Sanctions. No Loan Party, nor, to the knowledge of any Loan Party, any Related Party, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction or (iii) has (within the previous five (5) years) engaged in any transaction with any Person who was at the time of such transaction, to the knowledge of the Loan Parties, the subject of Sanctions or who was located, organized or residing in any Designated Jurisdiction. The Transactions will not violate any applicable Sanctions.
5.17    Intellectual Property; Licenses, Etc.. Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower and its Subsidiaries own, or have secured licenses for, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, and other intellectual property rights that are reasonably necessary for the operation of their respective business (collectively, “IP Rights”). To the knowledge of each Loan Party and its Subject Subsidiaries, the use of the IP Rights in connection with such businesses does not materially infringe or misappropriate the rights of any other Person. To the knowledge of the Borrower and its Subject Subsidiaries, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subject Subsidiaries materially infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower and its Subsidiaries, threatened in writing, that, in either case, would reasonably be expected to have a Material Adverse Effect.

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5.18    Solvency. On the Restatement Closing Date, after giving effect to the transactions contemplated hereby to be consummated on such date, the Loan Parties are, on a consolidated basis, Solvent.
5.19    Casualty, Etc. Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.
5.20    Perfection, Etc. To the extent required by this Agreement and the Security Agreement, all filings and other actions to be taken pursuant to the terms of the Collateral Documents to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken or will be duly made or taken immediately after the Restatement Closing Date, and are in full force and effect, and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral subject to Specified Statutory Liens, securing the payment of the Secured Obligations, and all filings and other actions to be taken pursuant to the terms of the Collateral Documents to perfect and protect such security interest have been duly taken or will be duly made or taken immediately after the Restatement Closing Date.
5.21    Designated Senior Indebtedness. The Indebtedness under the Loan Documents and all other Obligations constitute (i) “Senior Indebtedness” and “Designated Senior Indebtedness” under the Senior Subordinated Notes Indenture and the Convertible Notes Indenture, respectively, and (ii) senior indebtedness as defined in terms analogous to the foregoing terms under any other Material Debt Documents with respect to Material Debt that is subordinated in right of payment to the Obligations.
5.22    Loan Parties Consolidated Assets. The Borrower and the Guarantors collectively own at least 75% of the consolidated total assets of the Borrower.
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than any Letter of Credit that has been Cash Collateralized), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:
6.01    Financial Statements. Deliver to the Administrative Agent:
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended March 31, 2014), an audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related audited consolidated statements of income or operations,

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shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended September 29, 2013), an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year‑end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) at the times specified therein.
6.02    Certificates; Other Information. Deliver to the Administrative Agent:
(a)    concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating (which certificate and the statements contained therein may be limited in form, scope and substance to the extent required by accounting rules or guidelines in effect from time to time and to the extent delivery of any such certificate is permitted pursuant to such rules or guidelines) that in making the examination necessary therefor no knowledge was obtained of any Default existed as of the date of such statements or, if any such Default shall exist, stating the nature and status of such event;
(b)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.10, a statement of reconciliation conforming such financial statements to GAAP;
(c)    [reserved];

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(d)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(e)    promptly after the furnishing or receipt thereof, (i) copies of any material statement or material report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any Material Debt Document (relating to Material Debt incurred under Section 7.02(c) or (d)) and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02, and (ii) copies of all notices, requests, demands, waivers, forbearances and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Material Debt Document with respect to any event, development or circumstance that could be adverse in any material respect (including the occurrence of any default) to (A) the Borrower, any Material Subsidiaries or the Borrower and its Subsidiaries taken as a whole or (B)  the rights, interests and remedies of the Secured Parties under any of the Loan Documents; and, from time to time upon request by the Administrative Agent, such information and reports regarding such Material Debt Document as the Administrative Agent may reasonably request;
(f)    as soon as available and in any event within 30 days after the end of each fiscal year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;
(g)    promptly and in any event within five Business Days after receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non‑U.S. jurisdiction) concerning any formal investigation or other formal inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;
(h)    promptly after receiving any written notice of any Environmental Action against any Loan Party or any of its Subsidiaries or of any Loan Party or any of its Subsidiaries obtaining knowledge of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to (i) have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material restrictions on occupancy or use or to be subject to any material restrictions on ownership or transferability under any Environmental Law, copies of such notice;
(i)    as soon as available and in any event within 30 days after the end of (A) each fiscal year, a report supplementing Schedules 5.08(c) and 5.13 hereto, including an identification of (1) all owned real property of the type described in Section 5.08(c) disposed

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of for $10,000,000 or more by the Borrower or any of its Subject Subsidiaries during such fiscal year (including the street address, county or other relevant jurisdiction, state and sales prices thereof), (2) all owned real property acquired for $10,000,000 or more of the type described in Section 5.08(c) during such fiscal year (including the street address, county or other relevant jurisdiction, state, record owner, and purchase price thereof) and (3) a description of such other changes, if any, in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete and (B) each fiscal quarter, amendments to each Schedule referred to in Section 10 of the Security Agreement to add any additional information or change any information required to ensure the representations and warranties contained therein are true and correct in all material respects; and
(j)    promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02, if any; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and each Agent have access (whether a commercial, third‑party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or by customary electronic or internet postings) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will, subject to Section 10.07, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non‑public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market‑related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall

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appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non‑public information with respect to the Borrower or its respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.
6.03    Notices. Promptly after any Responsible Officer obtaining knowledge thereof, notify the Administrative Agent:
(a)    of the occurrence of any Default;
(b)    (i) of any Environmental Action or termination or cancellation of a Government Contract by a Governmental Party or subcontract with respect to a Government Contract that has resulted or could reasonably be expected to result in a Material Adverse Effect and (ii) of any other matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event;
(d)    of any material change in accounting policies or financial reporting practices by any Loan Party or any Subject Subsidiary;
(e)    of the receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory repayment pursuant to Section 2.05(b)(i); and
(f)    of any announcement by Moody’s, Fitch or S&P of any change in the Senior Secured Credit Rating.
Each notice pursuant to this Section, other than notices under clauses (d) and (f) above, shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities including all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (ii) the failure

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to so pay or discharge could not in the aggregate be reasonably be expected to have a Material Adverse Effect.
6.05    Preservation of Existence, Etc.. (a)  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.06    Maintenance of Properties. Subject to Section 7.05, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.07    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower (other than insurance provided through ATK Insurance Company or a Subsidiary acting in a similar capacity, which shall be subject to reasonable and prudent re‑insurance in light of the capitalization of ATK Insurance Company or such other Subsidiary), insurance with respect to its properties and business, subject to the provisions of Section 13 of the Security Agreement, against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any insurance provided through ATK Insurance Company or a Subsidiary acting in a similar capacity which shall be subject to reasonable and prudent re‑insurance in light of the capitalization of ATK Insurance Company or such other Subsidiary) as are customarily carried under similar circumstances by such other Persons.
6.08    Compliance with Laws. Comply in all material respects with the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09    Books and Records. (a) Maintain proper books of record and account, in which entries that are full, true and correct entries in all material respects and in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
6.10    Inspection Rights. Permit representatives and independent contractors of each Agent and each Lender at the Lender’s own expense to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts

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therefrom (subject to applicable governmental confidentiality and secrecy laws and requirements), and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default; provided, further, however, that when a Specified Default exists any Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.
6.11    Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document, including (a) to consummate the Transaction on the Restatement Closing Date and (b)(i) for providing working capital to the Borrower and its Subsidiaries, including to enable them to perform their obligations under Government Contracts, (ii) for financing capital expenditures and Acquisitions and (iii) for other lawful corporate purposes.
6.12    Covenant to Guarantee Obligations and Give Security.
(a)    Upon (x) the request of the Administrative Agent following the occurrence and during the continuance of a Specified Default or (y) the delivery of the report (the “Report”) required to be delivered pursuant to Section 6.02(i) indicating the formation or acquisition of any new direct or indirect Domestic Subsidiary by any Loan Party (and to the extent required in order to comply with Section 7.11) or the acquisition of any property by any Loan Party, and such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest subject to Specified Statutory Liens in favor of the Administrative Agent for the benefit of the Secured Parties, unless expressly excluded from being required to be the subject of such security interest by the terms of this Agreement or the terms of the Collateral Documents, then the Borrower shall, in each case at the Borrower’s expense:
(i)    in connection with the formation or acquisition of a Domestic Subsidiary, within 10 Business Days after the delivery of the Report, cause each such Domestic Subsidiary, and cause each direct and indirect parent of such Domestic Subsidiary that is the Borrower or a Domestic Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,
(ii)    within 5 Business Days after such request or after the delivery of the Report, furnish to the Administrative Agent a description of the owned real properties having a purchase price (or in the case of a Specified Default, fair market value) of $10,000,000 or more and, in the case of a Specified Default, other properties of the Loan Parties and their respective Subsidiaries so acquired or upon which the Administrative Agent does not have a valid, perfected Lien, unless expressly excluded from being required to be the subject of

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such security interest by the terms of this Agreement or the terms of the Collateral Documents, in each case in detail reasonably satisfactory to the Administrative Agent,
(iii)    within 10 Business Days after such request or after the delivery of the Report, duly execute and deliver, and cause each such Domestic Subsidiary and each direct and indirect parent of such Domestic Subsidiary that is the Borrower or a Domestic Subsidiary (if it has not already done so) to duly execute and deliver, to the Administrative Agent mortgages, deeds of trust, trust deeds, deeds to receive debt, pledges, assignments, Security Agreement Supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Equity in and of such Domestic Subsidiary, and other instruments of the type specified in Section 4.01(b)(iii)), securing payment of all the Obligations of the applicable Loan Party, such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such properties, except during the continuation of a Specified Default, only to the same extent that is required in the Collateral Documents,
(iv)    within 10 Business Days after such request or after the delivery of the Report, take, and cause such Domestic Subsidiary or such parent to take, whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents, the delivery of flood zone determinations and/or flood insurance (as applicable)) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, deeds of trust, trust deeds, deeds to receive debt, pledges, assignments, Security Agreement Supplements and security agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, except during the continuation of a Specified Default, only to the same extent that is required in the Collateral Documents,
(v)    within 10 Business Days after such request or after the delivery of the Report, deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, as to such mortgages, deeds of trust and trust deeds being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, as to such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such mortgaged properties, and as to such other matters as the Administrative Agent may reasonably request,
(vi)    as promptly as practicable after such request or after the delivery of the Report, deliver, upon the request of the Administrative Agent in its reasonable discretion, to the Administrative Agent with respect to each parcel of real property acquired for $10,000,000 or more (except that no minimum amount shall apply in the case of a Specified Default) owned by the entity that is the subject of such request, formation or acquisition

Alliant Techsystems Inc. Credit Agreement

title policies, surveys and environmental assessment reports, each in scope and form reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent, and
(vii)    promptly execute and deliver any and all further instruments and documents and take all such other actions as required by the Security Agreement and at any time and from time to time as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, deeds of trust, trust deeds, deeds to receive debt, pledges, assignments, Security Agreement Supplements and security agreements.
(b)    Any Subsidiary or Excluded Joint Venture that is not a Guarantor that becomes a guarantor with respect to any Material Debt of any Loan Party shall comply with Section 6.12(a) as if it were a newly formed Domestic Subsidiary of a Loan Party.
(c)    Notwithstanding the foregoing or anything else contained in this Agreement or any other Loan Document, unless (x) a Specified Default has occurred and is continuing or (y) a Loan Party has acquired material Intellectual Property during the period covered by the applicable Report, in no event shall the Borrower or any of its Subsidiaries be required after the Restatement Closing Date to execute, prepare, deliver or otherwise provide any IP Security Agreement Supplements (whether in connection with the formation or acquisition of any new direct or indirect Domestic Subsidiary or the acquisition or creation of any property by any Loan Party) or take any similar or other further action in respect of any Intellectual Property (as defined in the Security Agreement).
6.13    Further Assurances. Promptly upon reasonable request by the Administrative Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation of any Loan Document, and (ii) do, execute, acknowledge, deliver, record, re‑record, file, re‑file, register and re‑register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
6.14    [Reserved].

Alliant Techsystems Inc. Credit Agreement

6.15    Conditions Subsequent to the Restatement Closing Date. Furnish to the Administrative Agent such items or take such actions as are set forth on Schedule 6.15 that were not delivered or taken on or prior to the Restatement Closing Date within the applicable time periods set forth on such Schedule 6.15 (which time periods may be extended at the sole discretion of the Administrative Agent).
6.16    Assignable Government Contract Claims. The Borrower and each other Loan Party shall (a) within thirty days following the date thereof, notify the Administrative Agent upon (i) entering into any individual Government Contract with Assignable Government Contract Claims in excess of $100,000,000 (with descriptions of the contract, Government Party and Loan Party), and (ii) the termination or cancellation of any Government Contract with Government Contract Claims (remaining as of such time) in excess of $100,000,000 and (b) comply with each provision in the Security Agreement with respect to Government Contract Claims, including execution and delivery of Assignments of Government Contract Claims and Notices of Assignments of Government Contract Claims.
6.17    Preparation of Environmental Reports. At the request of the Administrative Agent, reasonably promptly after the Administrative Agent shall have obtained knowledge of any circumstances that has the reasonable likelihood of Borrower or any of its Subsidiaries incurring any Environmental Liability that could reasonably be expected to result in a Default or a Material Adverse Effect as a result of any information provided under Section 6.02(h) or (j) or Section 6.03(a) or (b) hereunder or through other publicly available information filed with the SEC, the Borrower shall provide to the Lenders within sixty days after such request, at the expense of the Borrower, an environmental site assessment report for any of its properties described in such request that are the subject matter associated with such Default or Material Adverse Effect, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating, if relevant to such matter, the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant reasonable access at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non‑exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment subject to government approvals, if such approvals are required. The Borrower shall take all reasonable steps to obtain any such required government approvals.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than any Letter of Credit that has been Cash Collateralized), the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

Alliant Techsystems Inc. Credit Agreement

7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:
(a)    Liens created pursuant to any Loan Document;
(b)    Liens existing on the date hereof and listed on Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof, provided that (i) the property covered thereby is not changed other than the addition of proceeds, products, accessions and improvements to such property on customary terms, (ii) the amount of the obligations secured thereby is not increased except, in respect of Indebtedness, if permitted by Section 7.02(e), and (iii) no additional Loan Party shall become a direct or contingent obligor of the obligations secured thereby and (iv) any modification, replacement, renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(e);
(c)    Liens for taxes, assessments or governmental charges which are not yet due, which have become due but are not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)    pledges or deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety bonds (other than bonds related to judgments or litigation), construction bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)    (i) easements, rights‑of‑way, zoning, encroachments, protrusions and similar restrictions and other similar encumbrances or title defects which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and (ii) with respect to the Mortgaged Properties, Permitted Encumbrances; provided further, that if a Loan Party or any Subsidiary is permitted to create or suffer any of the Permitted Liens described in this Section 7.01(g) that have been or will be recorded against the applicable property after the date hereof, the Administrative Agent shall subordinate the lien of the mortgage to such Permitted Lien, promptly after any such written request by a Loan Party or Subsidiary, as applicable;

Alliant Techsystems Inc. Credit Agreement

(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;
(i)    Liens securing Indebtedness permitted under Section 7.02(g); provided that (i) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and products thereof, (ii) the principal amount of the Indebtedness secured thereby does not exceed the cost of the property being acquired, constructed or improved on the date such Indebtedness is incurred and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases (except for accessions to such assets); provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(j)    Liens on property of a Person existing at the time such Person is acquired, merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower or on any Property acquired, in each case, in connection with any Acquisition permitted under Section 7.03(f); provided that such Liens were not created in contemplation of such Acquisition and do not extend to any assets other than those of the Person acquired, merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary and the obligations secured thereby are permitted under Section 7.02(g);
(k)    (i) Liens created by any Loan Party in favor of any other Loan Party and (ii) Liens created by any Subsidiary that is not a Loan Party in favor of the Borrower or any other Subsidiary;
(l)    (i) precautionary Uniform Commercial Code filings by lessors under operating leases covering solely the property subject to such leases and (ii) Uniform Commercial Code filings in respect of Liens permitted under this Section 7.01;
(m)    Liens on equipment, inventory and goods, including supplies, materials and work in process, created in the ordinary course of business in favor of a Governmental Party by operation of Parts 32 and 45 of the Federal Acquisition Regulation, all implementing contract provisions at Part 52, and any corresponding provisions in any applicable agency Federal Acquisition Regulation Supplement in connection with the performance by the Borrower and its Subsidiaries under a Government Contract (and not arising out of a default under such Government Contract);
(n)    other Liens securing obligations outstanding in an aggregate amount not to exceed $100,000,000;

Alliant Techsystems Inc. Credit Agreement

(o)    Liens on any segregated and identifiable proceeds of any assets subject to a Lien permitted by the foregoing clauses of this Section 7.01 to the extent the documents governing such Liens expressly provide therefor or such Liens arise as a matter of law;
(p)    Liens arising solely by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set‑off or similar rights;
(q)    Liens on assets of a Foreign Subsidiary that do not constitute Collateral and which secure Indebtedness or other obligations of such Subsidiary (or of another Foreign Subsidiary) that are permitted to be incurred under this Agreement; and
(r)    Liens on accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment and related assets of a Securitization Subsidiary incurred in connection with a Qualified Securitization Transaction.
7.02    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness of the Borrower under the Senior Subordinated Notes, the Senior Notes and the Convertible Notes and guarantees thereof by the Guarantors and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the accrued and unpaid interest thereon, any premium paid and fees and expenses incurred in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;
(c)    so long as no Default is continuing or would result therefrom, Indebtedness of any Loan Party that (i) is subordinated in right of payment to the Obligations on terms and conditions that are (x) substantially similar to the terms and conditions set forth in the Senior Subordinated Notes Indenture or (y) reasonably satisfactory to the Administrative Agent, (ii) has a scheduled maturity no earlier than the date that is 91 days after the latest scheduled maturity of any Facility, (iii) has no scheduled amortization or mandatory prepayment or redemption (including at the option of the holders thereof) except customary provisions for offers to purchase upon a change of control or an asset sale, (iv) has covenants and defaults not materially more restrictive, taken as a whole, to the Borrower and its Subsidiaries than those contained in the Senior Subordinated Indenture, (which, if reasonably requested by the Borrower, may be confirmed by the Administrative Agent, it being understood that the Administrative Agent may, but shall not be obligated to, seek the consent of the Required Lenders prior to giving such confirmation) and (v) which may be guaranteed by the Loan Parties on the same subordination terms as in clause (i) above; provided, that if such Indebtedness is to be in the form of subordinated Indebtedness convertible into common Equity Interests of the Borrower, such convertible Indebtedness may have customary conversion and voluntary or mandatory redemption provisions for convertible debt securities which may be payable in (x) common Equity Interests of the Borrower at

Alliant Techsystems Inc. Credit Agreement

any time or (y) in cash only if exercisable by the Borrower or the holders thereof after a date that is 91 days after the latest scheduled maturity of any Facility (it being agreed that conversion and redemption provisions substantially similar to the conversion and redemption provisions of any Convertible Notes shall in any event be permitted);
(d)    so long as (i) no Default is continuing or would result therefrom, and (ii) after giving pro forma effect to the incurrence thereof, the Borrower would have been in compliance with the Consolidated Leverage Ratio covenant set forth in Section 7.10(c) for the fiscal quarter most recently ended for which a Compliance Certificate has been delivered, unsecured Indebtedness of any Loan Party (which may be guaranteed by the Guarantors) that (A) has a scheduled maturity no earlier than the date that is 91 days after the latest scheduled maturity of any Facility, (B) has no scheduled amortization or mandatory prepayment or redemption (including at the option of the holders thereof) except customary offers to purchase upon a change of control or an asset sale, and (C) has covenants and defaults not materially more restrictive, taken as a whole, to the Borrower and its Subsidiaries than those contained in the Senior Indenture, (which, if reasonably requested by the Borrower, may be confirmed by the Administrative Agent, it being understood that the Administrative Agent may, but shall not be obligated to, seek the consent of the Required Lenders prior to giving such confirmation); provided, that if such Indebtedness is to be in the form of Indebtedness convertible into common Equity Interests of the Borrower, such convertible Indebtedness may have customary voluntary or mandatory redemption provisions for convertible debt securities which may be payable in (x) common Equity Interests of the Borrower at any time or (y) in cash only if exercisable by the Borrower or the holders thereof after a date six months after the latest scheduled maturity of any Facility (it being agreed that conversion and redemption provisions substantially similar to the conversion and redemption provisions of any Convertible Notes shall in any event be permitted);
(e)    Indebtedness outstanding on the date hereof and listed on Schedule 7.02(e) and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the accrued and unpaid interest thereon, any premium paid and fees and expenses incurred in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; provided still further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), covenants and events of default in the documentation governing any such extending, refunding or refinancing Indebtedness shall not be materially less favorable, taken as a whole, to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being extended, refunded or refinanced;
(f)    (i) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary, and (ii) intercompany Indebtedness among the Borrower and its Subsidiaries, in each of clauses (i) and (ii), so long as such Guarantee or intercompany Indebtedness is an Investment permitted under Section 7.03;

Alliant Techsystems Inc. Credit Agreement

(g)    Indebtedness in respect of Capitalized Leases, Synthetic Leases and purchase money obligations for fixed or capital assets acquired, constructed or improved within the limitations set forth in Section 7.01(i); provided, however, that the aggregate principal amount of all such Indebtedness at any one time outstanding shall not exceed $150,000,000;
(h)    obligations in respect of surety bonds and similar instruments (excluding letters of credit, bank guaranties and bankers’ acceptances) incurred in the ordinary course of business;
(i)    Indebtedness assumed in connection with or resulting from an Acquisition permitted under Section 7.03; provided that (i) such Indebtedness was not created or incurred in contemplation of or in connection with such Acquisition and (ii) the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $150,000,000 (in the aggregate for the Borrower and all Subsidiaries);
(j)    obligations of Securitization Subsidiaries under or in respect of Qualified Securitization Transactions in an aggregate amount outstanding at any time not to exceed $200,000,000; and
(k)    Indebtedness not otherwise permitted by this Section 7.02 in an aggregate principal amount outstanding at any time not to exceed $150,000,000.
7.03    Investments. Make or hold any Investments, except:
(a)    Investments held by the Borrower or a Subsidiary in the form of cash or Cash Equivalents; provided, that ATK Insurance Company or any Subsidiary serving a similar purpose may also hold any other reasonable Investments in the ordinary course of its operations;
(b)    (i) Investments of the Borrower in any Guarantor, (ii) Investments of any Guarantor in the Borrower or another Guarantor, (iii) Investments by Subsidiaries that are not Loan Parties in the Borrower or any other Subsidiary and (iv) by any Loan Party in any Foreign Subsidiary; provided that Investments under this clause (b)(iv) shall not at any time exceed $100,000,000 less an amount equal to the aggregate fair market value of any Guarantors that have been merged into non-Guarantor Subsidiaries pursuant to the proviso to Section 7.04(a)(ii) (with such fair market value to be determined at the time of the applicable merger);
(c)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(d)    Investments existing on the date hereof and set forth on Schedule 7.03(d) and any modification, replacement, renewal, reinvestment or extension thereof; provided

Alliant Techsystems Inc. Credit Agreement

that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.03;
(e)    Investments in Swap Contracts in the ordinary course of business not prohibited under Section 7.16; and
(f)    Investments consisting of Acquisitions; provided that, with respect to each Acquisition made pursuant to this Section 7.03(f):
(A)    each applicable Loan Party and any such newly created or acquired Subsidiary shall, or will within the times specified therein, have complied with the applicable requirements of Section 6.12 to the extent required thereby, and (2) the aggregate amount of cash or property provided by Loan Parties to make any such purchase or acquisition of assets that are not purchased or acquired (or do not become owned) by a Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such purchase or acquisition shall not exceed $150,000,000;
(B)    the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be in, or substantially related to, the aerospace, defense, commercial ammunition or sporting industries or shall be reasonably similar, incidental or complementary thereto and reasonable extensions thereof;
(C)    immediately before and immediately after giving pro forma effect to any such Acquisition, no Default shall have occurred and be continuing; provided that (1) the Borrower shall demonstrate in reasonable detail that after giving pro forma effect to the Acquisition (including the incurrence and assumption of any Indebtedness in connection therewith), the Borrower would be in compliance by more than 0.25:1.00 with the Consolidated Leverage Ratio covenant set forth in Section 7.10(c); and (2) for the purposes of this Section 7.03, pro forma compliance with respect to Section 7.10 shall be computed for the fiscal quarter most recently ended for which a Compliance Certificate has been delivered;
(D)    except with respect to the Bushnell Acquisition, the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least two Business Days following the date on which any such purchase or other acquisition is to be consummated a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 7.03(f) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;
(g)    Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.03 in an aggregate amount not to exceed 10% of the consolidated total assets of the Borrower (determined as of the end of the prior fiscal year); provided that, with respect to each Investment made pursuant to this Section 7.03(g):

Alliant Techsystems Inc. Credit Agreement

(A)    such Investment shall be in Persons, property and assets which are part of, or in lines of business which are in, or substantially related to, the aerospace, defense, commercial ammunition or sporting industries or are reasonably similar, incidental or complementary thereto and reasonable extensions thereof; provided, that the aggregate amount of Investments under this Section 7.03(g) shall be permitted only if, after giving pro forma effect thereto, the Loan Parties would be in compliance with Section 7.11;
(B)    any determination of the amount of such Investment shall include all cash consideration and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all write‑downs of property and assets and reserves for liabilities with respect thereto) paid by or on behalf of the Borrower and its Subsidiaries in connection with such Investment;
(C)    immediately before and immediately after giving pro forma effect to any such Investment, no Default shall have occurred and be continuing; provided that pro forma compliance with respect to Section 7.10 shall be computed for the fiscal quarter most recently ended for which a Compliance Certificate has been delivered;
(h)    Investments by the Borrower in respect of, including by way of any contributions to, any employee benefit, pension or retirement plan, including any Pension Plan or Multiemployer Plan;
(i)    Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Qualified Securitization Transaction or any repurchase obligation in connection therewith; and
(j)    Investments in connection with the Reorganization Transactions.
7.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of a Person, except that, so long as no Default exists or would result therefrom:
(a)    any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, a Guarantor shall be the continuing or surviving Person unless at the time of such merger an Investment in an amount equal to the fair market value of the applicable Guarantor would be permitted to be made under Section 7.03(b)(iv);
(b)    any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

Alliant Techsystems Inc. Credit Agreement

(c)    any Subsidiary which is not a Loan Party may dispose of all or substantially all its assets to (i) another Subsidiary which is not a Loan Party or (ii) to a Loan Party (including, for the avoidance of doubt, as a result of a Disposition which is in the nature of a liquidation);
(d)    in connection with any Acquisition permitted under Section 7.03(f), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and
(e)    any Subsidiary may engage in transactions in connection with the Reorganization Transactions.
7.05    Dispositions. Make any Disposition, except:
(a)    Dispositions of (i) obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business or (ii) property which the Borrower in good faith determines is no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries;
(b)    Dispositions of inventory and immaterial assets in the ordinary course of business;
(c)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of replacement property or (ii) the proceeds of such Disposition are, within 365 days after such Disposition, applied to the purchase price of such replacement property;
(d)    Dispositions of property by (x) the Borrower to any Guarantor and (y) any Subsidiary to the Borrower or to a wholly‑owned Subsidiary; provided that for Dispositions described in clause (y) above, if the transferor of such property is a Guarantor, (i) the transferee thereof must either be the Borrower or a Guarantor and (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.03;
(e)    (i) Dispositions permitted by Section 7.04 and (ii) the grant of any Lien permitted by Section 7.01;
(f)    (i) Dispositions of cash or Cash Equivalents and (ii) Dispositions of accounts receivable in connection with the collection or compromise thereof;
(g)    Non‑exclusive licenses of IP Rights (i) in the ordinary course of business, and (ii) in favor of a Governmental Party in respect of IP Rights developed during the performance of a Government Contract with such Governmental Party to the extent that such license was (A) required by the Federal Acquisition Regulation or (B) contemplated by the Federal Acquisition Regulation and included in such Government Contract if the Borrower reasonably determines that such license was necessary or advisable in order to procure such Government Contract;

Alliant Techsystems Inc. Credit Agreement

(h)    concurrently with the acquisition of any fixed or capital assets, the sale and leaseback thereof so long as such lease is an operating lease and such acquisition, sale and leaseback transaction was entered into in order to obtain favorable governmental pricing of such assets;
(i)    Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate fair market value of all property Disposed of in reliance on this clause (i) during the term of this Agreement shall not exceed 15% of the consolidated total assets of the Borrower in any one fiscal year and 20% of the consolidated total assets of the Borrower in the aggregate since the Restatement Closing Date (in each case, determined as of the date of the most recently delivered financial statements pursuant to Section 6.01) and (iii) the price for such asset shall be paid to the Borrower or such Subsidiary for at least 80% cash consideration;
(j)    any Disposition of accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a Securitization Subsidiary in connection with any Qualified Securitization Transaction; and
(k)    any Dispositions in connection with the Reorganization Transactions;
provided, however, that any (x) Disposition pursuant to Section 7.05(a)(ii), Section 7.05(b) through Section 7.05(f) (other than Section 7.05(d) and Section 7.05(e)(ii)) shall be for fair market value, (y) any Disposition of Equity Interests in a Subsidiary pursuant to Section 7.05(i) resulting in a Joint Venture shall only be permitted to the extent that the fair market value of the remaining Equity Interests in such Joint Venture is an Investment permitted under Section 7.03(g), and (z) any Disposition of assets to another Person pursuant to Section 7.05(i) the consideration for which are Equity Interests or other interests of another Person resulting in a Joint Venture, shall only be permitted to the extent the fair market value of such assets would constitute an Investment permitted under Section 7.03(g); provided, further, that no assets shall be Disposed of under Section 7.05(i) in connection with an asset securitization transaction (including any Securitization Transaction).
7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(a)    each Subsidiary may make Restricted Payments to the Borrower and to wholly‑owned Subsidiaries (and, in the case of a Restricted Payment by a non‑wholly‑owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock or other Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests);
(b)    each Subsidiary of the Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(c)    the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common Equity Interests with the proceeds received

Alliant Techsystems Inc. Credit Agreement

from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
(d)    the Borrower may make Restricted Payments so long as (1) the Material Debt Documents then outstanding would permit such Restricted Payment, (2) after giving pro forma effect to such Restricted Payments the Borrower shall have a minimum of $100,000,000 of any combination of cash on hand and availability under a revolving credit facility and (3) if, after giving effect thereto, either (A) the pro forma Consolidated Senior Secured Leverage Ratio would be less than 2.50:1.00 or (B) the aggregate amount of such Restricted Payments made pursuant to this subclause (3)(B) would be less than the sum of (w) $250,000,000 in aggregate since October 7, 2010 plus (x) up to 100% of the Net Cash Proceeds from the sale or issuance by the Borrower of any of its Equity Interest since October 7, 2010 not used to make any Restricted Payments under Section 7.06(c) of the Existing Credit Agreement plus (y) 50% of the Consolidated Net Income since October 7, 2010 less (z) the aggregate amount of Restricted Payments made pursuant to subclause (3)(B) of Section 7.06(d) of the Existing Credit Agreement on or prior to the Restatement Closing Date; and
(e)    so long as such Restricted Payment would be permitted under the Material Debt Documents then outstanding, the Borrower may refinance the Convertible Notes or the Senior Subordinated Notes (or any refinancings thereof permitted hereunder) in whole or in part, using subordinated Indebtedness having a maturity date longer than the debt being refinanced and having subordination terms not materially less favorable to the Lenders, taken as a whole, than the terms of the debt being refinanced.
7.07    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably similar, incidental or complementary thereto and reasonable extensions thereof.
7.08    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among any Loan Parties, (b) Restricted Payments permitted to be made pursuant to Section 7.06, (c) issuances of securities or other payments pursuant to, or the funding of, employment arrangements, indemnification agreements, stock options and stock ownership plans approved by the board of directors of the Borrower or such Subsidiary, (d) the grant of stock options or similar rights to employees and directors of the Borrower and its Subsidiaries pursuant to plans approved by the board of directors of the Borrower, (e) loans or advances to employees in the ordinary course of business in accordance with past practices of the Borrower and its Subsidiaries to the extent permitted under Section 7.03, but in any event not to exceed $5,000,000 in the aggregate outstanding at any one time, (f) the payment of reasonable fees and expenses and the provision of customary indemnities to directors of the Borrower and its Subsidiaries who are not employees of the Borrower or its Subsidiaries, (g) sales of accounts, payments, receivables, rights to future lease

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payments or residuals or similar rights to payment or related assets to a Securitization Subsidiary in connection with or any Qualified Securitization Transaction and (h) the Reorganization Transactions.
7.09    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or to make Investments in the Borrower or any Guarantor, except for (A) any agreement in effect on the date hereof or at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, or (B) any other agreement or instrument entered into after the Restatement Closing Date, provided that the encumbrances or restrictions in any such other agreement or instrument are no more restrictive in any material respect than those contained in this Agreement or the Senior Notes Indenture, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower other than the Senior Notes Indenture as in effect on the date hereof, the Senior Subordinated Notes Indenture as in effect on the date hereof, the Convertible Notes Indenture as in effect on the date hereof and any Material Debt Document governing Indebtedness permitted under Section 7.02(b), (c), (d) or (i) so long as the applicable provisions thereof are no more restrictive in any material respect than the Senior Notes Indenture, Senior Subordinated Notes Indenture or this Agreement as in effect on the date hereof or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person other than the Senior Notes Indenture as in effect on the date hereof, the Senior Subordinated Notes Indenture as in effect on the date hereof, the Convertible Notes Indenture as in effect on the date hereof or any Material Debt Document governing Indebtedness permitted under Section 7.02(b), (c), (d) or (i) so long as the applicable provisions thereof are not materially more restrictive, taken as a whole, than the Senior Subordinated Notes Indenture or the Senior Notes Indenture as in effect on the date hereof,; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(g) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person other than customary provisions in the indentures and the Material Debt Documents referred to in clause (a)(iii) above so long such indentures and the Material Debt Documents do not require the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure any obligations of the Borrower or its Subsidiaries with respect to any of the Loan Documents.
7.10    Financial Covenants.
(a)    Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.00:1.00.
(b)    Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio on the last day of any fiscal quarter to be greater than 3.00:1.00.
(c)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio on the last day of any fiscal quarter to be greater than 4.00:1.00.

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7.11    Loan Parties Consolidated Assets. Notwithstanding anything to the contrary, permit the Borrower and the Guarantors collectively at any time to own less than 75% of the consolidated total assets of the Borrower determined as of the date of the last financial statements delivered pursuant to Section 6.01, including as the result of any Disposition or Investment.
7.12    Amendments of Organization Documents. Amend any of its Organization Documents in a manner that materially adversely affects the rights of the Agents or the Lenders under the Loan Documents on their ability to enforce the same.
7.13    Accounting Changes. Make any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles or (ii) fiscal year.
7.14    Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any subordinated Indebtedness, except the refinancing of subordinated Indebtedness with other Indebtedness to the extent permitted under Section 7.02(b), (c), (d) or (i) and except to the extent permitted under clause (d) or (e) of Section 7.06.
7.15    Amendment, Etc. of Related Documents. Cancel or terminate any Senior Notes Document, Senior Subordinated Notes Document, the Convertible Notes Document or any Material Debt Documents with respect to subordinated Material Debt or consent to or amend, modify or change in any manner any term or condition thereof or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition thereof, agree in any manner to any other amendment, modification or change of any term or condition thereof or take any other action in connection therewith that would impair the value of the interest or rights of any Loan Party thereunder or that would materially impair the rights or interests of any Agent or any Lender, other than any termination thereof in connection with the payment in full of all Obligations thereunder (including by any refinancing permitted hereunder).
7.16    Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving Swap Contracts, including commodity options or futures contracts, which are speculative in nature and not in the ordinary course of business.
7.17    Material Contracts. Cancel or terminate, or, to the extent it has the power to do so (including through compliance with and performance of all terms and obligations of Material Contracts), permit the cancellation or termination of, Material Contracts involving aggregate consideration payable to the Borrower and its Subsidiaries in any fiscal year of more than 25% of the consolidated revenues of the Borrower and its Subsidiaries for the prior fiscal year.
7.18    No Other Designated Senior Indebtedness. Designate any Indebtedness, other than Indebtedness arising under the Loan Documents or the Senior Notes Documents, as “Designated Senior Indebtedness” or analogous provision under the Senior Subordinated Notes Indenture, or the Convertible Notes Indenture or any analogous term describing senior indebtedness under any Material Debt Document in respect of subordinated Material Debt.

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ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Non‑Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or (ii) pay within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of 6.03(a), 6.05(a) (solely with respect to the Borrower), 6.11 or Article VII; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after a Responsible Officer of such Loan Party shall have become aware of each failure; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or
(e)    Cross‑Default. Any Loan Party or any Subsidiary (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) after giving effect to any applicable grace period in respect of any Indebtedness (including Swap Contracts) or Guarantee of Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of more than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or otherwise relating to such Indebtedness, or any other event occurs (other than any termination event or analogous provision in any Swap Contract), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

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(f)    Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts. Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or
(h)    Judgments. There is entered against any Loan Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third‑party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) and there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $50,000,000; or
(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of acts or omissions by the Administrative Agent or any Lender or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(k)    Change of Control. There occurs any Change of Control; or
(l)    Collateral Document. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof or as expressly permitted thereby) cease to create a valid and perfected lien with the priority contemplated by the Collateral Documents (subject to Specified Statutory Liens and, in the

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case of Mortgaged Properties only, Liens permitted under Section 7.01(g)) on and security interest in the Collateral purported to be covered thereby or any Loan Party shall so assert such invalidity or lack of perfection or priority, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements.
8.02    Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
(d)    exercise on behalf of itself, the other Agents and the Lenders all rights and remedies available to it, the other Agents and the Lenders under the Loan Documents or applicable Law;
provided, however, that upon the occurrence of an Event of Default under Section 8.01(f) or an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of any Agent or any Lender.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III, but excluding principal and interest under the Loans) payable to the Agents in their capacities as such ratably among them in proportion to the amounts described in this clause First payable to them;

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Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.16;
Sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Agents and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.03.
ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS
9.01    Appointment and Authority.
(a)    Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the

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benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Bank and potential Cash Management Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co‑agents, sub‑agents and attorneys‑in‑fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co‑agents, sub‑agents and attorneys‑in‑fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or

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obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent

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and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
9.06    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the continuance of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements

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satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
9.07    Non‑Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

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9.09    Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet due and payable) and the expiration or termination of all Letters of Credit, (ii) that is Disposed of or to be Disposed of to a Person other than a Loan Party as part of or in connection with any sale or other transfer permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;
(b)    to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or (ii) if any Guarantor ceases to be a Domestic Subsidiary or if any Guarantor becomes a Subsidiary of a Foreign Subsidiary or a Relevant Disregarded Entity, in each case for purposes of this subclause (ii) as a result of a transaction permitted pursuant to the proviso to Section 7.04(a); and
(c)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.09. In each case as specified in this Section 9.09, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09. In each case as specified in this Section 9.09, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment, security interest and Lien granted under the Collateral Documents, and, if applicable, return any possessory collateral or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09.
9.10    Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “co‑syndication agent,” “bookrunning manager,” “co-documentation agent” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the

Alliant Techsystems Inc. Credit Agreement

Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
ARTICLE X
MISCELLANEOUS
10.01    Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);
(b)    postpone any date scheduled for any payment of principal or interest under Sections 2.07 or 2.08, or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(d)    change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

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(e)    other than in a transaction permitted under Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or
(f)    release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.09 (in which case such release may be made by the Administrative Agent acting alone);
and provided further that no amendment, waiver or consent shall (i) change the order of application of any reduction in the Commitments or any prepayment of Loans between the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b), 2.06(b) or 8.03, respectively, in any manner that materially and adversely affects the Lenders under the Revolving Credit Facility or a Term Facility unless in writing and signed by the Required Revolving Credit Lenders and the applicable Required Term Lenders, as the case may be, under the adversely affected Facility or (ii) require the permanent reduction of the Revolving Credit Facility at any time when all or a portion of the Term Facilities remains in effect unless in writing and signed by the applicable Required Term Lenders; and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lenders in addition to the Lenders required above, affect the rights or duties of the Swing Line Lenders under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Loan Document; and (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, and the Borrower may replace any Defaulting Lender with the consent of the Administrative Agent (such consent not to be unreasonably withheld) in accordance with Section 10.16. In the event that any amendment or waiver to this Agreement or any Loan Document or any consent to departure therefrom has been requested, such consent, waiver or amendment requires the consent of each Lender, each affected Lender or each affected Lender of a certain class in accordance with the terms of Section 10.01 or all Lenders with respect to a certain class of the Loans, the consent or the agreement of the Required Lenders, the Required Revolving Credit Lenders, or the Required Term Lenders, as applicable, has been obtained and any applicable Lender does not agree to such amendment, waiver or consent,

Alliant Techsystems Inc. Credit Agreement

the Borrower may replace any such Lender not agreeing to such amendment, waiver or consent in accordance with Section 10.16.
In addition, notwithstanding the foregoing, subject to the payment of any required prepayment premium pursuant to Section 2.05(d), this Agreement may be amended with the written consent of the Administrative Agent, Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of any outstanding tranche of Term Loans (such refinanced tranche of Term Loans, the “Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for Base Rate Loans and Eurodollar Rate Loans for such Replacement Term Loans shall not be higher than Applicable Margin for Base Rate Loans and Eurodollar Rate Loans for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable tranche of Term Loans), (d) the maturity date of such Replacement Term Loans shall not be shorter than the maturity date of such Refinanced Term Loans at the time of such refinancing and (e) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the applicable tranche of Term Loans in effect immediately prior to such refinancing.
Notwithstanding anything to the contrary contained in this Section 10.01, the Borrower and the Administrative Agent may without the input or consent of the Lenders, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provisions of Sections 2.14, 2.15 and 2.18.

10.02    Notices and Other Communications; Facsimile Copies.
(a)    General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to Section 10.02(b)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

Alliant Techsystems Inc. Credit Agreement

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic‑mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or executed and delivered by facsimile or other electronic transmission. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually‑signed originals and shall be binding on all Loan Parties, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually‑signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
(d)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE

Alliant Techsystems Inc. Credit Agreement

ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON‑INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(e)    Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
(f)    Updated Notice Information, Etc. Each of the Borrower, the Administrative Agent, each L/C Issuer and each Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lenders. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non‑public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

Alliant Techsystems Inc. Credit Agreement

10.03    No Waiver; Cumulative Remedies. No failure by any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or any Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower agrees (a) to pay or reimburse each Agent for all reasonable out‑of‑pocket costs and expenses incurred in connection with the development, preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, (b) to pay or reimburse each L/C Issuer for all reasonable out‑of‑pocket expenses incurred by such L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (c) to pay or reimburse each Agent and each Lender for all out‑of‑pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out‑of‑pocket expenses incurred by any Agent and the cost of

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independent public accountants and other outside experts retained by any Agent. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, including Attorney Costs and indemnities, such amount may be paid on behalf of such Loan Party by any Agent or any Lender, in its sole discretion.
(b)    Indemnification by the Borrower. Whether or not the Transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Administrative Agent (and any sub‑agent thereof), each Lender and each Related Party of any of the foregoing Persons (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect, special, punitive or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Restatement Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid

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by it to the Administrative Agent (or any sub‑agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub‑agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub‑agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub‑agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(e).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower agrees that no Subsidiary of the Borrower that is an account party under any Letter of Credit shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuers and the Swing Line Lenders, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid

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by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of any Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent

Alliant Techsystems Inc. Credit Agreement

assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to any Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non‑pro rata basis;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;
(C)    the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
(D)    the consent of the Swing Line Lenders (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Alliant Techsystems Inc. Credit Agreement

(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms

Alliant Techsystems Inc. Credit Agreement

hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to its own Loans and Commitments only) at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swing Line Lender or any L/C Issuer, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.06(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein and the requirements under Section 10.14, it being understood that the documentation required under Section 10.14 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A

Alliant Techsystems Inc. Credit Agreement

Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to be subject to the provisions of Section 3.06(b) and (c) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Certain Definitions. As used herein, the following terms have the following meanings:
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment or in the case of an Eligible Assignee that shall become a party hereto in accordance with Section 2.14(a), the L/C Issuers and the Swing Line Lenders, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(h)    Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(c)(ii). Each Granting Lender shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each SPC to which it grants an option pursuant to this Section 10.06(h) and the principal amounts (and stated interest) of any Loan or portion thereof provided to the Company by such SPC (the “SPC Register”); provided that no Lender shall have any obligation to disclose all or any portion of the SPC Register (including the identity of any SPC or any information relating to a SPC’s interest in any Commitments, Loans, Letters of Credit or its other obligations

Alliant Techsystems Inc. Credit Agreement

under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations. The entries in the SPC Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the SPC Register as the owner of the relevant interest for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining any SPC Register. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non‑public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
(i)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). In addition,

Alliant Techsystems Inc. Credit Agreement

notwithstanding anything to the contrary contained herein, if at any time any other L/C Issuer or Swing Line Lender, in its capacity as Lender, assigns all of its Commitments and Loans pursuant to Section 10.06(b), such Lender may, (i) upon 30 days’ notice to the Borrower and the other Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders (subject to such Lender’s acceptance of such appointment) a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Lender as L/C Issuer or Swing Line Lender, as the case may be. If such Lender resigns as L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If such Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.
10.07    Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self‑regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.07 or (ii) becomes available to any Agents or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received

Alliant Techsystems Inc. Credit Agreement

by it from such Lender). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non‑public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non‑public information and (c) it will handle such material non‑public information in accordance with applicable Law, including United States Federal and state securities Law. For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
10.08    Setoff. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of their respective Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set‑off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and their respective Affiliates may have.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non‑usurious interest permitted by applicable Law (the “Maximum

Alliant Techsystems Inc. Credit Agreement

Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually‑signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.
10.11    Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
10.12    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter
10.13    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.13, if and to

Alliant Techsystems Inc. Credit Agreement

the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swing Line Lenders, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.14    Tax Forms.
(a)    (i) Any Lender or Administrative Agent that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent (as applicable), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent (as applicable) to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.14(a)(ii)(A), (ii)(B), (ii)(D) and (ii)(E) below) shall not be required if in the Lender’s or Administrative Agent’s reasonable judgment such completion (as applicable), execution or submission would subject such Lender or the Administrative Agent (as applicable) to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or the Administrative Agent (as applicable).
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W‑9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W‑8BEN establishing an exemption from, or reduction of, U.S. federal

Alliant Techsystems Inc. Credit Agreement

withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W‑8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M‑1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W‑8BEN; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M‑2 or Exhibit M‑3, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M‑4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law

Alliant Techsystems Inc. Credit Agreement

(including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(E)    to the extent that it is able and legally entitled to do so, the Administrative Agent shall deliver to the Borrower on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of (i) in the case of an Administrative Agent that is a U.S. Person, IRS Form W‑9 certifying that the Administrative Agent is exempt from U.S. federal backup withholding Tax or (ii) in the case of an Administrative Agent that is not a U.S. Person, an applicable IRS Form W‑8.
Each Lender and the Administrative Agent agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent (as applicable) in writing of its legal inability to do so.
For purposes of this Section 10.14, the term “applicable Law” includes FATCA and the term “Lender” includes, as applicable, any L/C Issuer, Swing Line Lender and SPC (it being understood that any documentation required to be provided by an SPC under this Section 10.14 shall be delivered by the SPC to the Granting Lender).

10.15    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent and Arrangers are arm’s‑length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent, the other Arrangers and the Lenders, on the other hand, (b) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent and each other Arranger is and has been acting solely as a principal with respect to the Borrower or any of its Affiliates and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, nor any other Arranger has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the other Arrangers and their respective Affiliates may be engaged

Alliant Techsystems Inc. Credit Agreement

in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent, nor any other Lead Arranger, has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent and the other Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.16    Replacement of Lenders. Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Loans and Commitments (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 10.06(b) to one or more other Lenders or Eligible Assignees procured by the Borrower. Upon the making of any such assignment, the Borrower shall (x) pay in full any amounts payable pursuant to Section 3.05 and (y) provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuers and the Swing Line Lenders as each may reasonably require with respect to any continuing obligation to fund participation interests in any L/C Obligations or any Swing Line Loans then outstanding; provided, however, that (i) each such assignment made as a result of a demand by the Borrower shall be arranged by the Borrower after consultation with the Administrative Agent and shall be an assignment or assignments pursuant to Section 10.06(b) of all of the rights and obligations of the assigning Lender under this Agreement and (ii) no Lender shall be obligated to make any such assignment pursuant to Section 10.06(b) as a result of a demand by the Borrower unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable (including, for the avoidance of doubt, any amounts payable pursuant to Section 2.05(d) in connection with a Repricing Event) to such Lender under this Agreement.
10.17    Governing Law.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON‑EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Alliant Techsystems Inc. Credit Agreement

THE BORROWER, EACH AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
10.18    Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.19    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender, the Swing Line Lenders and the L/C Issuers that each such Lender, the Swing Line Lenders and the L/C Issuers has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
10.20    USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti‑money laundering rules and regulations, including the Act.

Alliant Techsystems Inc. Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
ALLIANT TECHSYSTEMS INC.
By: /s/ Neal S. Cohen
Name: Neal S. Cohen
Title: Executive Vice President and Chief
Financial Officer

Alliant Techsystems Inc. Credit Agreement

BANK OF AMERICA, N.A., as
Administrative Agent
By: /s/ Robert Rittelmeyer
Name: Robert Rittelmeyer
Title: Vice President

Alliant Techsystems Inc. Credit Agreement

BANK OF AMERICA, N.A., as a Lender, an L/C Issuer and a Swing Line Lender
By: /s/ Kenneth J. Beck
Name: Kenneth J. Beck
Title: Director

Alliant Techsystems Inc. Credit Agreement

THE BANK OF TOKYO‑MITSUBISHI
UFJ, LTD., as a Lender
By: /s/ Thomas J. Sterr
Name: Thomas J. Sterr
Title: Authorized Signatory

Alliant Techsystems Inc. Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender, an L/C Issuer and a Swing Line Lender
By: /s/ Andrew Beckman
Name: Andrew Beckman
Title: Assistant Vice President

Alliant Techsystems Inc. Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By: /s/ Scott Santa Cruz
Name: Scott Santa Cruz
Title: Managing Director

Alliant Techsystems Inc. Credit Agreement

SUNTRUST BANK, as a Lender
By: /s/ Tommy Parrott
Name: Tommy Parrott
Title: Director

Alliant Techsystems Inc. Credit Agreement

ROYAL BANK OF CANADA, as a Lender
By: /s/ Richard C. Smith
Name: Richard C. Smith
Title: Authorized Signatory

Alliant Techsystems Inc. Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender and an L/C Issuer
By: /s/ Bruce S. Borden
Name: Bruce S. Borden
Title: Executive Director

Alliant Techsystems Inc. Credit Agreement

Morgan Stanley Bank, N.A, as a Lender
By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

The Bank of New York Mellon, as a Lender
By: /s/ John T. Smathers
Name: John T. Smathers
Title: First Vice President
Citibank, N.A., as a Lender
By: /s/ Brian Reed
Name: Brian Reed
Title: Vice President
Comerica Bank, as a Lender
By: /s/ Mark J. Leveille
Name: Mark J. Leveille
Title: Vice President
Fifth Third Bank, as a Lender
By: /s/ Susan Waters
Name: Susan Waters
Title: Vice President
BankPlus, as a Lender
By: /s/ Jay Bourne
Name: Jay Bourne
Title: First Vice President
PNC Bank National Association, as a Lender
By: /s/ Michael W. Leong
Name: Michael W. Leong
Title: Senior Vice President

Alliant Techsystems Inc. Credit Agreement

State Bank of India (California), as a Lender
By: /s/ Rimjhim Chhabra
Name: Rimjhim Chhabra
Title: Vice-President & Manager
Associated Bank, N.A., as a Lender
By: /s/ Aaron Allar
Name: Aaron Allar
Title: Vice President
Credit Industriel et Commercial, as a Lender
By: /s/ Clifford Abramsky
Name: Clifford Abramsky
Title: Managing Director
By: /s/ Alex Aupoix
Name: Alex Aupoix
Title: Managing Direcotr
Synovus Bank, as a Lender
By: /s/ Aaron Hill
Name: Aaron Hill
Title: Corporate Banker
Bank of the Cascades, as a Lender
By: /s/ Dan Lee
Name: Dan Lee
Title: Executive Vice President and Chief
Credit Officer

The Northern Trust Company, as a Lender
By: /s/ Molly Drennan
Name: Molly Drennan
Title: Vice President

Alliant Techsystems Inc. Credit Agreement

Banner Bank, as a Lender
By: /s/ Rita E. Dillon
Name: /s/ Rita E. Dillion
Title: Senior Vice President
Central Pacific Bank, as a Lender
By: /s/ Michael Militar
Name: Michael Militar
Title: Vice President and Senior Commercial
Banking Officer

California First National Bank, as a Lender
By: /s/ D. N. Lee
Name: D. N. Lee
Title: Senior Vice President
Bank HaPoalim B.M., as a Lender
By: /s/ Charles McLaughlin
Name: Charles McLaughlin
Title: Senior Vice President
By: /s/ James P. Surless
Name: James P. Surless
Title: Vice President
Land Bank of Taiwan Los Angeles Branch, as a Lender
By: /s/ Henry C.R. Leu
Name: Henry C.R. Leu
Title: Senior Vice President and General
Manager

Manufacturers Bank, as a Lender
By: /s/ Sean R. Walker
Name: Sean R. Walker
Title: Senior Vice President

Alliant Techsystems Inc. Credit Agreement

Sumitomo Mitsui Banking Corporation, as a Lender
By: /s/ David W. Kee
Name: David W. Kee
Title: Managing Director
People’s United Bank, as a Lender
By: /s/ Yvette D. Hawkins
Name: Yvette D. Hawkins
Title: Vice President
Amalgamated Bank, as a Lender
By: /s/ Jackson Eng
Name: Jackson Eng
Title: First Vice President
E.Sun Commercial Bank, Ltd., Los Angeles Branch, as a Lender
By: /s/ Edward Chen
Name: Edward Chen
Title: Senior Vice President and General
Manager
Branch Banking And Trust Company, as a Lender
By: /s/ James E. Davis
Name: James E. Davis
Title: Senior Vice Preside
Keybank National Association, as a Lender
By: /s/ David A. Wild
Name: David A. Wild
Title: Senior Vice President
Regions Bank, as a Lender
By: /s/ David Sozio
Name: David Sozio
Title: Managing Director and Senior Vice
President

Alliant Techsystems Inc. Credit Agreement

Stifel Bank & Trust, as a Lender
By: /s/ John H. Phillips
Name: John H. Phillips
Title: Executive Vice President
Siemens Financial Services, Inc., as a Lender
By: /s/ Maria Levy
Name: Maria Levy
Title: Vice President
By: /s/ Melissa J. Brown
Name: Melissa J. Brown
Title: Senior Transaction Coordinator
Raymond James Bank, N.A., as a Lender
By: /s/ Alexander L. Rody
Name: Alexander L. Rody
Title: Senior Vice President
Eastern Bank, as a Lender
By: /s/ Daniel C. Field
Name: Daniel C. Field
Title: Senior Vice President
Sabadell United Bank, N.A., as a Lender
By: /s/ Maurici Lladó
Name: Maurici Lladó
Title: Executive Vice President-Corporate
and Commerical Banking
Hua Nan Commercial Bank, Ltd., New York Agency, as a Lender
By: /s/ Sophia Lin
Name: Sophia Lin
Title: Vice President and General Manager

Alliant Techsystems Inc. Credit Agreement

Taipei Fubon Commercial Bank Co., Ltd., as a Lender
By: /s/ Robin S. Wu
Name: Robin S. Wu
Title: Vice President and Deputy General
Mangaer
First Niagara Bank, N.A., as a Lender
By: /s/ Troy Jones
Name: Troy Jones
Title: Vice President

Alliant Techsystems Inc. Credit Agreement